Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

China Dongsheng International Inc.
(Exact name of registrant as specified in its charter)

Commission file number

Delaware	22-3137907
(State of incorporation or organization)	(IRS Employer Identification No.)

4005 West Reno Ave, Ste F

Las Vegas, NV 89118

(Address of Principal Executive Offices) (Zip Code)

702-595-2247

(Registrant’s telephone number, including area code)

Email: sanghaharp1964@gmail.com

Communication Copies to

Jeff Turner

JDT Legal

7533 S Center View Ct, #4291

West Jordan, UT 84084

Phone: 801.810.4465

Fax: 888.920.1297

jeff@jdt-legal.com

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, Par Value $0.01

(Title of Class)

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large, accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains certain forward-looking statements. When used in this Registration Statement, statements which are not historical in nature, including words such as “believe,” “expect,” “may,” “will,” “should,” “expect,” “project,” “intend”, “plan”, “estimate”, “anticipate” or similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

The forward-looking statements in this Registration Statement are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them.

These statements are not statements of historical fact, and are subject to risks and uncertainties, some of which are not currently known to us, which may change over time and which may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. We derive most of our forward-looking statements from our current plans, expectations and forecasts, which are based upon certain assumptions and are subject to a number of risks and uncertainties that could significantly affect our future financial condition and results. While we believe that our assumptions are reasonable, we caution that it is difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the expectations expressed or implied in our forward-looking statements.

All forward-looking statements and projections attributable to us or persons acting on our behalf apply only as of the date of this Registration Statement and are expressly qualified in their entirety by the cautionary statements included in this Registration Statement. We undertake No obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating information presented herein.

ii

Item 1.	Business.

Corporate History

China Dongsheng International, Inc. (“the Company” or “CDSG”) was incorporated under the laws of the State of Delaware in October 1991 under the name of PaperClip Software, Inc. (“Paperclip”). Paperclip was engaged in the development and distribution of computer software for document management and transport of electronic document packages with interoperability, security, and tracking capabilities.

On November 9, 2006, the Company acquired 100% of the issued and outstanding capital stock of American Sunrise international, Inc. (“ASI”), a Delaware corporation. For accounting purposes, the acquisition of ASI was accounted for as a reverse acquisition under the purchase method of accounting. Accordingly, ASI was treated as the surviving entity for accounting purposes. The acquisition of ASI resulted in a change of control for the Company. Post-acquisition of ASI, the Company was engaged in the manufacturing and distributing of nutritional supplements, beauty care products and other alternative health care products through its wholly owned subsidiary, Jilin Dongsheng Weiye Science & Technology Development Co., Ltd.

On September 26, 2008, the Company filed Form 15-12G to terminate its status as an Exchange Act reporting company. From October 2008 through December 2018, the Company was dormant and did not file any reports with the SEC or OTC Markets.

On January 20, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment (the “Order”) of SSM Monopoly Corporation as Custodian of the Company (“Custodian”). On January 20, 2021, the Custodian designated a new class of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and is convertible into 30,000,000 shares of the Company’s common stock. On January 20, 2021, the Custodian granted to itself shares of the preferred stock Special 2021 Series A Preferred Stock at par value of $0.001. Subsequently, the Custodian relieved all prior officers and directors of their positions and appointed Kareem Mansour as the Company’s sole officer and director. Mr. Mansour then hired Caren Currier to assist with the completion and filing delinquent filings with OTC Markets for the years 2019 through 2021 and assigned to Ms. Currier the 2021 Series A Preferred Stock.

On December 7, 2021, the Custodian filed a Motion to Discharge Custodianship and Enter Final Order (the “Motion”). In the Motion, the Custodian petitioned the court to (i) approve the acts taken by the Custodian, including the appointment of management, cancellation of 9,011,469 shares and the conducting of a shareholder meeting, (ii) discharge SSM Monopoly as Custodian of the Company and (iii) return control to the Board of Directors. On January 6, 2022, the District Court of Clark County, Nevada issued the Order of Final Discharge.

On March 17, 2022, CDSG entered into an agreement with American Lithium Minerals Inc., a Nevada corporation (“AMLM”), whereby CDSG acquired a 10% interest in 24 unpatented lode mining claims comprised of approximately 460 acres near Tonopah, Nevada, commonly known as the West End Lithium Project in exchange for $75,000. The Company has the right to increase its ownership to 50% by contributing a total payment of $1,000,000 for exploration and development costs over a three-year period. On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 500,000,000.

On February 24, 2023, the Company entered into an Asset Acquisition Agreement (the “Agreement”) with Kilimanjaro Lithium, LTD (“KLL”) and Lawrence Stephenson, a director of KLL. Pursuant to the terms of the Agreement, the Company was to acquire up to 100% ownership interest in KLL that would hold two prospecting licenses (“PLs”) which grant the rights to conduct exploration activities on Titan 1 and Titan 2 located in Tanzania (collectively hereinafter the “Titan Projects”). The original agreement allowed for a 100% ownership of the PLs in exchange for 133,000,000 shares of Common stock and cash payments that would total $6,275,000. In the Fall of 2023, a change in the market conditions for lithium necessitated the restructuring of the Agreement. As such, on November 17, 2023, the parties entered into an amendment to the Agreement under which the cash payment provisions and claims for Net Smelter Returns (“NSR”) were removed. The restructuring resulted in the reduction of $6,275,000 in payments and potential ownership of NSRs for the Company on the projects. The acquisition of the PLs has been accounted for as an asset acquisition and has been recorded under “Other Investments” on the attached financial statements.

1

In August 2023, certain Company shareholders who control a majority shareholder vote, voted in favor of changing the Company name and ticker symbol to Titan Lithium, Inc. (OTC Pink: TTAN). The Company will be filing a FINRA corporate action request to change the name and symbol with FINRA concurrently with the filing of this Form 10. The Company will file amended articles of incorporation with the State of Delaware to reflect the name change once FINRA is prepared to process the corporate action request.

Our Current Business

Titan Projects (Tanzania)

The Titan (“T1 and T2”) projects are centered over flat-lying sparsely vegetated playas covered by a thin layer of alluvium overlying volcano-sedimentary basin fill. Both projects visually and morphologically resemble other sedimentary-hosted lithium deposits and geochemical soil sampling of the projects resulted in anomalous lithium values that were returned from the independent and ISO 9001 certified African Minerals and Geosciences Centre (AMGC) in Dar es Salaam. The Company has concluded that further work was warranted in both areas covered by the initial geochemical studies.

Lithium Claystone Project (Nevada)

On March 17, 2022, CDSG entered into an Agreement with American Lithium Minerals Inc., a Nevada based publicly held corporation, whereby CDSG will have the right to earn up to a Sixty Percent (60%) interest in the West End Lithium Project near Tonopah Nevada. The initial investment of $ 25,000 was made on April 1, 2022, and subsequent investments of $ 50,000 were completed in March 2023. CDSG has the right to acquire an additional 50% of the project by committing to expend an additional $ 1,000,000 in exploration and development expenses over the following 3 years. The West End Lithium Project is located just six miles northwest of the town of Tonopah, Nevada and just 200 miles by road from Tesla’s Nevada Gigafactory.

Competition

The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for access to funds. There are other competitors that have operations in the area and the presence of these competitors could adversely affect our ability to compete for financing and obtain the service providers, staff, or equipment necessary for the exploration and exploitation of our properties.

Many of the mineral exploration companies with which we compete for financing and for the acquisition of mineral exploration properties have greater financial and technical resources than those available to us. Many of our competitors have been in business longer than us, have established more strategic partnerships and relationships than us, and have greater access to financial resources than we do. Accordingly, our competitors may be able to spend greater amounts of time and/or money on acquiring mineral exploration interests of merit or on exploring or developing their mineral exploration properties. This advantage could enable our competitors to acquire mineral exploration properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Because we compete with companies that have greater financial resources and larger technical staffs, we may be at a competitive disadvantage in acquiring desirable mineral properties, and certain properties that would otherwise be attractive to us for exploration or acquisition may be unavailable due to our relative lack of financial and technical resources. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral exploration interests or explore and develop our current or future mineral exploration properties.

General competitive conditions may be substantially affected by various forms of legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, such as international political conditions, fluctuations in market prices, and fluctuations in overall levels of supply and demand for mineral exploration and mineral products.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable mineral properties or interests, and we cannot give any assurance that suitable properties or interests will be available for our acquisition, exploration or development. Despite this, we intend to compete successfully in the mineral exploration industry by: (i) keeping our costs low; (ii) relying on the strength of our management’s contacts; and (iii) using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

2

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, provincial and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time.

Our current and future mineral exploration activities will be subject to various levels of federal, state, local and foreign laws and regulations relating to protection of the environment.

Compliance with applicable laws and regulations may involve feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable laws and regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties.

We will secure all state, federal, local, and foreign permits necessary for our exploration activities, and will file applications for the required permits to conduct our exploration programs, as necessary. It is difficult to estimate the cost of compliance with environmental laws and regulations because the full nature and extent of our proposed activities cannot definitively be determined at this time.

The ownership of all mineral resources in Tanzania is such that all minerals are public property held by the State in trust for the benefit of the citizens of Tanzania. Parties intending to engage in mining business at any level must obtain mineral rights by applying to the Mining Commission. Mineral rights are issued on a first-come, first-served basis, or in some instances, by a tender-based process.

The mining industry is regulated by the Mining Act of Tanzania and various regulations, rules and guidelines made thereunder. Foreign persons and/or companies may hold and acquire mineral rights, except via Primary Mining Licenses which are reserved for Tanzanian citizens.

The role of the Tanzanian government as per the Mining Act is to act as a regulator in the licensing, exploration, and extraction of mineral resources, subject to environmental and sustainability considerations. With respect to exploitation, the government is entitled to have not less than 16 percent non-dilutable free carried interest shares in the capital of a mining company that holds a Mining or Special Mining License.

There are four types of issued permits that grant mineral rights and govern the activities of exploration and exploitation. These are Prospecting Licenses, Special Mining Licenses, Mining Licenses, and Primary Mining Licenses. Each license delineates its specific area and duration. A license holder must comply with the various terms and conditions of the license, which include: the payment of annual rents, the payment of royalties once the mineral is extracted, meeting minimum annual expenditure obligations, agreeing to future mine rehabilitation plans and annual reporting requirements, as well as the provision of any environmental bond requirements.

The Titan projects are currently held by a Prospecting License (“PL”), which are granted for an initial period of four years and may be renewed for a further period of three years and if necessary, a second renewal of a further two years. At this time, we are conducting exploration work only, and would require a Mining License for exploitation.

3

A PL allows a person or company to enter the prospecting area, prospect for minerals to which the license applies, and carry out operations and such work as necessary for that purpose. Under a PL, the Company is not required to apply for separate permits for activities such as sampling, drilling, or trenching; however, where exploration activities result in disturbance or destruction of properties of a surface right holder, appropriate compensation must be paid.

In May of 2023 the Company fully paid for the registration of both of the Titan project PLs. After payment, as per the guidelines to maintain a PL, we are responsible for work exploration expenditures of not less than US$500 per square kilometer during the initial four-year period and of not less than US$2,000 per square kilometer after the first renewal. The Company sees no issue with maintaining the minimum work commitments for the foreseeable duration of the PLs.

Both the Titan 1 and Titan 2 projects are within areas that are arid and not hospitable to habitation, recreation, or agriculture. Both areas are well outside of any environmentally protected areas and hold no cultural significance to local people. We are not presently planning work that constitutes large land disturbance and foresee no adverse issues in conducting our planned exploration program which is entirely limited to investigative work allowed under the PL regulations.

Industry

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation, and market prices.

Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Worldwide lithium production increased by an estimated 21% in 2021 in response to increased lithium demand for electric cars, and lithium is a key metal used in the batteries that power electric cars. The Company believes the growing demand for Lithium-ion batteries will continue to drive demand for lithium products, and that the domestic market for lithium products will be under-supplied for years to come. This situation should position the Company well if the Company is able to raise the required capital to continue its exploration efforts and successfully identify a commercially viable lithium deposit.

Long-term supply is uncertain as the major lithium producers are brine projects which cannot easily increase capacity (risk collapse of water table), and hard rock lithium mining operations are relatively expensive and time-intensive, which can be cost prohibitive. Even if we are eventually able to discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines to extract those resources. Both mineral exploration and development involve a high degree of risk, and few properties which are explored are ultimately developed into producing mines.

Subsidiaries

Titan Lithium, Inc. (Nevada)

Kilimanjaro Lithium Limited (2.21.23) (Tanzania)

Employees

As of the date of this Information Statement, the Company has 8 employees, all of which are employed on a full-time basis. There is no collective agreement between the Company and its employees. The employment relationship between employees and the Company is standard for the industry.

Corporate Information

Our corporate offices are located at 4005 West Reno Ave, Ste F, Las Vegas, NV 89118.

4

Item 1A.	Risk Factors.

You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to other information in this registration statement and in other filings we make with the Securities and Exchange Commission, the following risk factors should be carefully considered in evaluating our business as they may have a significant impact on our business, operating results and financial condition. If any of the following risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. Because of the following factors, as well as other variables affecting our operating results, past financial performance should not be considered as a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

Risks Related to the Company and Its Business

We have a history of significant recurring losses that may continue in the future.

The Company had net income of $39,395 for the three months ended December 31, 2023, an accumulated deficit of $(1,783,446) at December 31, 2023, and expects to continue to incur significant expenses. As a result, we will need to generate significant revenue to achieve profitability, and we may never achieve profitability. Our Independent Registered Public Accounting Firm Report expresses that these factors raise substantial doubt about the Company's ability to continue as a going concern.

We are dependent upon management, key personnel, and consultants to execute our business plan.

Our success is heavily dependent upon the continued active participation of our current management team, especially our current executive officer. Loss of this individual could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and the achievement of our growth plans depends on our ability to recruit, hire, train, and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in our industry, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on our business. If we are unable to attract and retain the necessary personnel, consultants, and advisors, it could have a material adverse effect on our business, financial condition, or operations.

Although we are dependent upon certain key personnel, we do not have any key man life insurance policies on any such people.

We are dependent upon management in order to conduct our operations and execute our business plan; however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of those key personnel, management, or founders die or become disabled, we will not receive any compensation that would assist with any such person’s absence. The loss of any such person could negatively affect our business and operations.

Changes in employment laws or regulations could harm our performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs, including labor laws of non-USA jurisdictions. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

5

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays encountered in connection with the exploration of mineral properties. Potential problems include, but are not limited to, unanticipated problems relating to exploration, environmental permitting difficulties and delays, and additional costs and expenses that may exceed our current estimates. The expenditures we plan to make in the exploration of our mineral claims may not result in the discovery of commercially viable mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims. If this happens, our business will likely fail.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail, and investors may lose their entire investment.

We plan to conduct mineral exploration activities on our mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with No assurance that exploration on our properties will establish the existence of commercially exploitable mineral reserves on our property. Potential problems that may prevent us from discovering any mineral reserves on our property include, but are not limited to, unanticipated problems relating to exploration, environmental permitting difficulties and delays, and additional costs and expenses. If we are unable to establish the presence of commercially exploitable mineral reserves on our properties, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably, and investors may lose all of their investment in our company.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.

Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to the stage of producing mines.

Our exploration efforts are, and any future development or mining operations we may elect to conduct will be, subject to all the operating hazards and risks normally incident to exploring for and developing mineral properties, including, without limitation:

•	Economically insufficient mineralized material;
•	Fluctuations in production costs that may make mining uneconomical;
•	Labor disputes;
•	Unanticipated variations in grade and other geologic problems;
•	Environmental hazards;
•	Water conditions;
•	Troublesome surface or underground conditions;
•	Industrial accidents;
•	Metallurgical and other processing problems;
•	Mechanical and equipment performance problems;
•	Failure of pit walls or dams;
•	Unusual or unexpected rock formations;
•	Personal injury fire, flooding, cave-ins, and landslides; and
•	Decrease in reserves due to lower prices of lithium and other commodities.

6

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

The potential profitability of mineral ventures depends in part upon factors beyond the control of the Company. Even if we are able to discover and exploit hard-rock lithium deposits, we may never become commercially viable and may be forced to cease operations.

The commercial feasibility of mineral properties is dependent upon many factors beyond our control, including the existence and size of mineral deposits in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production, and environmental regulation. These factors cannot be accurately predicted and any one or more of these factors may result in our company not receiving an adequate return on invested capital.

These factors may have material and negative effects on our financial performance and our ability to continue operations. Our business plan of exploring, mining and developing prospective lithium assets is sensitive to a number of industry-specific and global issues and events, including, without limitation:

•	Changing regulatory environment – Changes in the regulatory environment may have an adverse impact on our ability to explore and develop our mineral properties.
•	Geographic considerations – Our operations outside the United States are subject to special risks and restrictions, including changes in local political or economic conditions, fluctuations in currency values, exchange control regulations, import or export licensing requirements, import and trade restrictions, and other domestic and foreign governmental practices and policies affecting U.S. companies doing business in foreign countries.
•	Economic and political change – Our business could be adversely affected by economic and political changes in the markets where we compete, including, without limitation: inflation rates, recessions, trade restrictions, foreign ownership restrictions and economic embargoes imposed by the United States or any of the foreign countries in which we do business; changes in applicable laws, taxation, and regulations, and in the interpretation, application and enforcement of such laws, taxation, and regulations; restrictions imposed by the United States government or foreign governments through exchange controls or taxation policy; nationalization or expropriation of property, undeveloped property rights, and legal systems or political instability; and other external factors over which we have no control. Economic and political conditions within the United States and foreign jurisdictions, or strained relations between countries, may result in fluctuations in demand, price volatility, supply disruptions, or loss of property.
•	Climate conditions – Adverse weather conditions may impact our ability to efficiently conduct exploration activities on our mineral properties and ultimately extract lithium from any lithium deposits we discover. The nature of these events makes them difficult to predict.
•	Fluctuating commodity prices – Our operating results could be significantly affected by commodity costs, including costs of raw materials. We may not be able to raise our prices or improve our productivity to sufficiently offset future increases in commodity pricing, and increases in commodity prices may negatively affect our financial condition and results of operations

7

Mineralized material is based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralized material presented in our filings with securities regulatory authorities, including the SEC, press releases, and other public statements that may be made from time to time, are based upon estimates made by our consultants.

When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineralized material on our properties. Until mineralized material is actually mined and processed, it must be considered an estimate only. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure investors that these mineralized material estimates will be accurate or that this mineralized material can be mined or processed profitably. Any material changes in estimates of mineralized material will affect the economic viability of placing a property into production and such property’s return on capital. There can be No assurance that minerals recovered in small scale tests will be recovered at production scale. The mineralized material estimates have been determined and valued based on assumed future prices, cut-off grades, and operating costs that may prove inaccurate. Extended declines in market prices for lithium and other alkali metals may render portions of our mineralized material uneconomical, which may adversely affect the commercial viability of one or more of our properties and could have a material adverse effect on our results of operations or financial condition.

Mineral exploration and development activities are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our company.

Mineral exploration and development activities are subject to various laws, regulations and policies governing prospecting, mine development, mineral production, removal and transport of natural resources, as well as discharge of materials into the environment. Mining activities are also subject to various regulations regarding taxation, import and export, labor standards, occupational health standards, safety standards, waste disposal, toxic substances, land use, water use, environmental protection, and other matters.

Permits from various foreign, federal, state, provincial and local governmental authorities are required for mining operations to be conducted, and No assurance can be given that such permits will be successfully obtained. Environmental and other legal standards imposed by governmental authorities may be changed, and any such change may prevent us from conducting planned activities, or increase our costs of doing so, which could have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our business operations.

Additionally, we may be subject to liability for pollution or other environmental damages, which we may not be able to insure against due to prohibitive premium costs and other financial and practical considerations. Any laws, regulations, or policies of any government body or regulatory agency may be changed, applied, or interpreted in a manner which will alter and negatively affect our ability to carry on our business. We cannot assure you that new rules and regulations will not be enacted, or that existing rules and regulations will not be applied in a manner which could limit or curtail our exploration or development activities on our properties.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

8

Mineral prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, either from the sale of our mineral resource properties or from the extraction and sale of lithium and/or associated byproducts. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of any of our exploration properties and projects, cannot accurately be predicted.

The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies looking for mineral resource properties. While we compete with other exploration companies in the effort to locate and acquire mineral resource properties, we will not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of mineral products. Therefore, we will likely be able to sell any mineral products that we identify and produce.

In identifying and acquiring mineral resource properties, we compete with many companies possessing greater financial resources and technical facilities. This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral resource properties that might yield reserves or result in commercial mining operations.

All our properties are in the exploration stage. Even though we have geologists reports that conclude that there is a big amount of lithium in our properties, there is no guarantee that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

9

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We have not been subject to Sarbanes-Oxley throughout our operating history and therefore have not previously developed the internal infrastructure necessary to complete an attestation of our financial controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Upon the effectiveness of our Registration Statement, the Company will commence filing reports in compliance with the requirements of the Exchange Act. The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures, or if material weaknesses or other deficiencies are discovered in our internal accounting procedures, our stock price could decline significantly.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting. We are in the process of documenting and testing our internal control procedures, and we may identify material weaknesses in our internal control over financial reporting and other deficiencies. If material weaknesses and deficiencies are detected, it could cause investors to lose confidence in our Company and result in a decline in our stock price and consequently affect our financial condition. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

Our Chairman of the Board of Directors owns preferred stock having voting control of the Company, we have engaged in transactions with related persons, and conflicts of interest may arise as a result.

Our Chairman of the Board of Directors, Harpreet Sangha, controls 10,000,000 shares, or 100%, of our Series A Preferred Stock, with such shares having super-voting rights. By virtue of such stock ownership, Mr. Sangah is able to generally exercise control over our affairs, including the election and removal of members of our board of directors, amending our Articles of Incorporation and Bylaws, and adopting measures that could delay or prevent a change of control. Such concentration of ownership and control could have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders.

10

Additionally, we have engaged in transactions with Mr. Sangha and other officers and directors of the Company. There can be no assurance that conflicts of interest will not arise with respect to our officers and directors, or that such conflicts will be resolved in a manner favorable to the Company.

In addition to this, our board member and CEO, Craig Alford is also CEO and Director of other companies dedicated to the same business as the Company, dividing his time between our business and that of other companies. Although it is remote, it is necessary to consider that there could eventually be a conflict of interest when making important investment decisions and the direction of the business.

There is no guarantee that we will have sufficient cash flow from our business to pay our indebtedness or that we will not incur additional debt.

Holders of convertible notes issued by us may convert such notes at their option prior to the scheduled maturities of the respective convertible notes under certain circumstances pursuant to the terms of such notes. Upon conversion of the applicable convertible notes, we will be obligated to deliver cash and/or shares pursuant to the terms of such notes. Moreover, holders of such convertible notes may have the right to require us to repurchase their notes upon the occurrence of a fundamental change pursuant to the terms of such notes.

Our ability to make scheduled payments of the principal and interest on our indebtedness when due, to make payments upon conversion or repurchase demands with respect to our convertible notes, or to refinance our indebtedness as we may need or desire, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business may not generate cash flow from future operations sufficient to satisfy our obligations under our existing indebtedness and any future indebtedness we may incur, and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing, or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance existing or future indebtedness will depend on the capital markets and our financial condition at such time. In addition, our ability to make payments may be limited by law, by regulatory authority, or by agreements governing our future indebtedness. We may not be able to engage in these activities on desirable terms or at all, which may result in a default on our existing or future indebtedness and harm our business, financial condition and operating results.

Our indebtedness could adversely affect our financial condition or operations, and our ability to raise additional capital financing on favorable terms.

As of September 31, 2023, we had total outstanding debt of $1,164,832. Our indebtedness and the terms of the instruments governing such indebtedness could have significant consequences such as:

•	Increasing our vulnerability to general adverse economic and industry conditions;
•	Limiting our ability to fund future working capital, capital expenditures costs and other general corporate requirements;
•	Requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
•	Limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	Placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	Limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or engage in various transactions that might otherwise be beneficial to us.

We will likely need to raise additional capital through debt and/or equity financing. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms. Any such failure to service our debt or an inability to obtain further financing could have a negative effect on our business and operations.

11

Additional financing may not be available to us when we need or want it, nor may it be available on satisfactory terms.

We have limited capital and there is no assurance that our current capital is sufficient to implement our business plan. We will likely require additional debt and/or equity financing to pursue our growth and business strategy, including enhancements to our operations infrastructure and improving our ability to respond to competitive pressures. There can be no assurance that adequate debt and/or equity financing will be available or offered on satisfactory terms. Any failure to obtain further financing could have a materially adverse effect on our business, financial condition, and operating results.

Other Risks

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

We have made several acquisitions in the last several years, and in the future, we may acquire additional companies, project pipelines, products, or technologies or enter into join ventures or other strategic initiatives. We may not realize the anticipated benefits of an acquisition and each acquisition has numerous risks. These risks include the following:

•	difficulty in assimilating the operations and personnel of the acquired company;
•	difficulty in effectively integrating the acquired technologies or products with our current products and technologies;
•	difficulty in achieving profitable commercial scale from acquired technologies;
•	difficulty in maintaining controls, procedures, and policies during the transition and integration;
•	disruption of our ongoing business and distraction of our management and associates from other opportunities and challenges due to integration issues;
•	difficulty integrating the acquired company’s accounting, management information, and other administrative systems;
•	inability to retain key technical and managerial personnel of the acquired business.

Risks Related to the Ownership of Our Common Stock

If we are subject to Securities and Exchange Commission regulations relating to low-priced stocks, the market for our common stock could be adversely affected.

The SEC has adopted regulations concerning low-priced or “penny” stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-price stocks.

The penny stock regulations require that broker-dealer who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchase, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment form the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

12

The trading price of our common stock is likely to continue to be volatile.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced, and likely will continue to experience, substantial price and volume fluctuations that are often unrelated or disproportionate to the operating performances of companies. Our common stock may be traded by short sellers which may put pressure on the supply and demand for our company stock, further influencing volatility in its market price. Public perception and other factors outside of our control may additionally impact our stock price and volatility. The market price of our common stock will likely fluctuate significantly in response to the following or other factors, again some of which are beyond are control:

•	Significant delays in our supply channel;
•	Inability to raise additional capital or do so on favorable terms, if necessary, to maintain or grow our operations;
•	Additions or departures of key personnel;
•	Future sales of our common stock;
•	Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;
•	Commencement of or involvement in litigation; and
•	Our inability to effectively manage our current and future operations.

Our largest stockholders have significant control over us and their interests may conflict with or differ from interests of other stockholders.

Our largest stockholders are Verde Capital, LTD (Harpreet Sangha) and Lawrence Stephenson (collectively, the “Significant Stockholders”). As a result, the Significant Stockholders have substantial influence over all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets. The interests of the Significant Stockholders could conflict with or differ from interests of other stockholders. For example, the concentration of ownership held by the Significant Stockholders could delay, defer or prevent a change of control of our company or impede a merger, takeover, or other business combination which a majority of stockholders may view favorably.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

From time-to-time we may provide guidance regarding our expected financial and business performance. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to sales volumes (which generally are not linear throughout a given period), average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance varies from actual results due to our assumptions not being met or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our common stock could decline significantly.

Transactions relating to our convertible notes may dilute the ownership interest of existing stockholders, or may otherwise depress the price of our common stock.

The conversion of some or all of the convertible notes issued by us or our subsidiaries would dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of such notes by their holders, and we may be required to deliver a significant number of shares. Any sales in the public market of the common stock issuable upon such conversion could adversely affect their prevailing market prices. In addition, the existence of the convertible senior notes may encourage short selling by market participants because the conversion of such notes could be used to satisfy short positions, or the anticipated conversion of such notes into shares of our common stock could depress the price of our common stock.

13

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any dividends on our common stock for the foreseeable future. Rather, we intend to retain any future earnings for use in the operation and expansion of our business.

General Risk Factors

Unanticipated changes in our tax provisions, the adoption of a new U.S. tax legislation, or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes, and are therefore subject to potential tax examinations, in the United States. Tax authorities may disagree with our tax positions and assess additional taxes. We regularly assess the likely outcome of these examinations in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amount previously included in our income tax expense and therefore, could have a material impact on our tax provision, net income, and cash flows. In addition, our future effective tax rate could be adversely affected by changes to our operating structure, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process. In addition, recently announced proposals for new U.S. tax legislation could have a material effect on the results of our operations, if enacted.

We are susceptible to changes in employment laws and regulations or to changes in employment classifications by government agencies.

As we expand our operations, we may become subject to additional federal and state employment laws. Therefore, we may be required to allocate resources, including management’s time, to establishing a policy pursuant to which we evaluate any changes in federal and state laws to ensure our compliance with these requirements. In addition, other factors beyond our control, including increases in minimum wage requirements, overtime pay, healthcare reform, and other laws and regulations affecting employees, independent contractors, and other third-party service providers, could have a material adverse effect on our business, financial condition, and results of operation.

We depend on third-party providers for internet, other communication infrastructures and data management systems upon which our operations critically rely.

We rely on third-party service providers for substantially all of our communication and information technology systems, including for product data management, procurement, inventory management, operations planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. We rely on our third-party service providers to protect our systems and databases against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation. No assurances can be made that third-party service providers will protect against those and other risks. Any disruption, either temporary or permanent, to our communication and technology systems would likely have a significant adverse material effect on our business, financial condition and operating results.

Our operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics.

We may be impacted by natural disasters, wars, health epidemics, or other events outside of our control. If major disasters such as earthquakes, floods, fires, or other events occur, or our information system or communications breaks down or operates improperly, our headquarters and/or exploration operations on our various mining properties may be seriously damaged, or we may have to stop or delay our operations. In addition, the global COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

14

Item 2.	Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Year End

We have included with this offering circular unaudited financial statements for the three months ended December 31, 2023, and audited financial statements for the fiscal years ended September 30, 2023, and September 30, 2022.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include but are not limited to changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Development Plan

General Business Plan

We are a U.S. based mineral exploration and mining company in the pursuit of lithium, a critical battery metal, which will be a major pillar for lowering carbon emissions leading to a zero-carbon future. Our current focus is on developing our two lithium-in-clay projects located in northern Tanzania and our West End Lithium project located near Tonopah, Nevada. We intend to explore and develop these projects with the aim of producing and selling lithium carbonate, a key ingredient for the battery supply chain. Lithium is essential for batteries in electric vehicles and demand is expected to outstrip supply.

Our largest mineral projects and properties are in Tanzania and, as of the date of this prospectus, our mineral rights portfolio for battery metals includes approximately 72,344 acres (293 km2) for lithium in two Prospecting Licenses, Titan One and Titan Two. We believe that we hold one of the largest portfolios of lithium mineral exploration properties in Tanzania, a well-established jurisdiction for the mining industry.

We also are developing a lithium-in-clay project located in Nevada. The project is strategically located nearby Tonopah close to the center of lithium exploration activities in the U.S. Nevada was ranked as the top mining jurisdiction in the world for 2022 and we believe this project to be a potential future lithium producer as it is lays directly within the confines of a growing lithium resource.

Our exploration efforts have returned elemental sample results from both Titan projects that are very promising both in size and grade of lithium to which the company feels warrants further exploration.

With active growth in lithium demand, sedimentary hosted lithium deposits are presently being explored by a number of companies as a potential remedy for market shortfall from current production which is entirely from hard rock deposits and lithium brines.

15

The majority of sedimentary style lithium projects occur within southwestern United States and exploration work on such targets tends to begin by ‘Phase One’ surface testing of lithium content within soil or exposed rock outcrop. Upon discovery of anomalous lithium, values that stand well above the background by orders of standard deviation, the project may then warrant drilling and metallurgical testing for potential resource and extraction evaluation. At present, our exploration efforts have been confined to Phase One surficial testing of lithium and other elements on the Titan projects.

Average grades of lithium-in-soil anomalies over sediment hosted exploration targets found within basins of the southwest U.S (Nevada, Utah and Oregon) generally range from 70 parts per million (ppm) to 310ppm Lithium with individual samples sometimes reaching 1,000 ppm Li. Table 1 displays the anomalous lithium results determined from current and past exploration activity within the majority of the active sedimentary style Lithium targets within the U.S.

At the time of this filing, the average grade for our Lithium in-soil anomaly at Titan 1 is 4,376ppm Li which is calculated from soil samples covering 25 square miles, or 16,000 acres. The Titan 2 project’s anomalous area covers 1,500 acres and averages 4,044 ppm Li. Both Titan projects compare very favorably to the majority of exploration efforts on sedimentary hosted targets.

Presently Phase One work on the Titan projects continues with soil sampling programs on-going and the full size extent of the lithium-in-soil not yet been fully defined. On site observations continue to observe similar soil profiles and sample coverage for Titan 1 now stands at over 24,000 acres.

After this Phase One program has defined the full extent of the anomalous lithium, the Company fully intends to begin more intense examination of the area by planned program that will include geophysics, trenching and drilling.

Titan One Lithium Project

Our Titan One Lithium Project is currently our largest endeavor and primary focus. The project is in northeastern Tanzania, within the Pangani Rift Valley (“PRV”), a geologic feature which extends for more than 850 kilometers in a roughly north-south fashion originating south of Mount Kilimanjaro.

Our current property position at Titan 1 covers approximately 115 square miles (298 km2) which is centered over a large sparsely vegetated playa very similar to those located within the Southwest U.S. The Titan 1 Property is situated to the west of Tanzanian Highway B1 in northeastern Tanzania, approximately sixty-five miles southeast of the Kilimanjaro International Airport and 18.5 miles southwest of the town of Same, Same District, Kilimanjaro Region. See Figure 1.

Titan Two Lithium Project

The Titan 2 Property is situated approximately thirty-six miles south of the Kilimanjaro International Airport and 18.5 miles northeast of the town of Landanai, Simanjiro District Manyara Region. See Figure 1.

16

The Titan 2 PL covers approximately 13,220 acres (53.5 km2) which centers over a dry lakebed with no outflow.

Figure 1. Approximate locations of Titan 1 and Titan 2 Prospecting Licenses.

Adjacent Projects At present, other mining and exploration activity in the region includes locally held gypsum and magnesite mining activity currently in production.

Infrastructure and Access

Although our project sits well south of Mount Kilimanjaro, the infrastructure connecting the Dar es Salaam commercial center to the Mt. Kilimanjaro region is excellent. Our project sits in a corridor with access to hydroelectric power and water supplies, a well-established road, and a rail network with direct access to commercial ports. Basic goods and services, industrial suppliers, and a skilled and semi-skilled labor force are also readily available from the surrounding communities where we operate.

17

The Titan 1 Property is accessible from the Tanzanian Highway B1, and by gravel roads to the north end and the south end of the property. The center area of the Property can be easily accessed with a 4-wheel drive truck.

The Titan 2 Property is accessed from the town of Landanai which is located on the recently upgraded Meremani – Simanjiro gravel highway, then by driving along approximately 12.5 miles of dirt road to the northeast of the town to Titan 2. There is no difficulty accessing the full area of Titan 2 with a 4-wheel drive truck.

Geology

The Tanzanian projects occur in basins that are local “traps” for all the erosion debris from the surrounding areas with Titan 1 covering the main flat playa basin within the Northwest-Southeast striking PRV and Titan 2 covering an internal drainage system in the western shoulder of the PRV. Within the PRV a small river flows out to the Indian Ocean from the Mount Kilimanjaro region. In the past, drainage was more likely restricted to the south by mountains. The Titan 2 basin is arheic with no outward drainage. It is likely that is has always been an internal drainage basin.

There are no outcrops of the underlaying sedimentary and volcanic strata located in the basin or on the Property. The playa sediments conform to the expected sediments that are the weathered detritus of the region. The Properties are entirely covered by alluvium related to the main rift valley. The main playa areas are flat and consist of fine silt size sediments. Some boulders are present around the edge of the playa reflecting the geology of the surrounding mountains.

There is no other information on these basins. However, both conform to a dry restrictive basin model that would be conducive to the development of brines and sediments that could contain lithium.

Exploration

Until the recent sampling efforts discovered lithium in the region, there has been no reported lithium in the deposited volcano-sedimentary units derived from the adjacent tertiary volcanics of the East African Rift volcanism with Tanzania.

Since initiating our exploration program in the first months of 2023, our team has focused on evaluating the lithium potential of the areas by examining the geochemical constituents in the alluvium cover of the Titan projects. This is a methodology that has been high effective in playa basins within the southwestern U.S. Soil samples are collected into cloth bags from the B Soil Horizon which occurs just under any organics found in the soil.

Typically, soil geochemical samples are taken by methodical regular spaced sampling which efficiently assists in defining the size of potential exploration target. Grades that have been returned from soil sampling of metallic ore bodies are characteristically a fraction of the underlying metal content.

Results from our Phase one exploration program have demonstrated the existence of strong lithium-in-soil results over large areas within the project boundaries which indicate the need for further exploration work. All soil samples were located, collected, catalogued, and transported in the presence of a Qualified Person. The samples were then prepared and analyzed at the independent, and ISO 9001 certified, African Minerals and Geosciences Centre (AMGC) in Dar es Salaam.

18

Results from both Titan 1 and Titan 2 have returned lithium values ranging from 500 to over 9,000 ppm Li, with values in some regions well over 10,000 ppm Li or 1% lithium.

At the time of this filing, the average value for our large positive Lithium in-soil anomalies stands at 25 square miles, or 16,000 acres, averaging 4,376 ppm Li for Titan 1. The Titan 2 project’s anomalous area covers 1,500 acres and averages 4,044 ppm Li.

Work on the Titan projects is on-going and the extent of the lithium-in-soil has not yet been fully defined. After this Phase One exploration program, we intend to begin more intense examination of the area by geophysics, trenching and drilling.

The West End Lithium Project

The West End Lithium (“WEL”) Project is located six miles northwest of the town of Tonopah, Nevada (see Figure 2).

Figure 2. The location of the West End Claim Block

19

Geology

The WEL claim block geology is a sedimentary lithium in claystone prospect..

Nevada
TLC Project
Legend
2022 Core Drill Holes
2022 RC Drill Holes
2022 Sonic Drill Holes
2021 RC Drill Holes
2020 RC Drill Holes
2020 Sonic Drill Holes
2019 RC Drill Holes
2019 Core Drill Holes
West End Claims
TLC Property Boundary
Resource - Measured
Resource - Indicated
Resource - Inferred and pit crest
WEL Claims
CDSG

Figure 3. WEL Claim group (grey E-shape).

20

Exploration

To date we have not drilled on the WEL claim block but anticipate conducting exploration activities in the near future.

Environmental, Social and Governance

We are deeply committed to Environmental, Social, and Corporate Governance (“ESG”) causes. We have mapped out a plan in these important matters and our efforts are effective in the communities in which we operate. Management has operated in Tanzania previously and in the last few months, we have constantly engaged with the local people within the areas in which we operate. We also have built an excellent relationship with the governing bodies and plan to coordinate a baseline environmental survey this fall.

Lithium Market

Lithium is on the list of the thirty-five minerals considered critical to the economic and national security of the United States as first published by the U.S. Department of the Interior on May 18, 2018. In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries (“FCAB”), a collaboration by the U.S. Departments of Energy, Defense, Commerce, and State. According to the NBLB Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries.”

Soon after the publication of the NBLB Report, the United States, Canada, Australia, Finland, France, Germany, Japan, South Korea, Sweden, the United Kingdom, and the European Commission established the Minerals Security Partnership (“MSP”) aimed at securing the supply of critical minerals deemed essential for the transition to clean energy and other technologies. The MSP specifically covers such minerals as lithium, nickel, and cobalt, recognizing demand is projected to expand significantly in the coming decades.

Jose Fernandez, Under Secretary for Economic Growth, Energy and the Environment at the State Department, commented after publication of the MSP, “Massive amounts of these minerals will be needed to meet the United States' emissions reduction goals” and that the U.S. will require “six times more lithium by 2050 than today in order to meet the clean energy goals.”

The NBLB Report succinctly summarizes the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market.

Electric Vehicle Demand

The growth in electric vehicles (“EVs”) will generate the greatest need for lithium-based batteries. The NBLB Report states: “Bloomberg projects worldwide sales of 56 million passenger electric vehicles in 2040, of which 17% (about 9.6 million EVs) will be in the U.S. market.”

21

The following graph shows the actual and estimated global annual sales of passenger EVs, including both Battery Electric Vehicles (“BEVs”) and Plug-in Hybrid Electric Vehicles (“PHEVs”).

Figure 4. Source: NBLB Report (defined above). Original Source: Bloomberg NEF Long-Term Electric Vehicle Outlook 2019.

The 2021 Bloomberg Long-Term Electric Vehicle Outlook report stated: “The outlook for EV adoption is getting much brighter, due to a combination of more policy support, further improvements in battery density and cost, more charging infrastructure being built, and rising commitments from automakers. Passenger EV sales are set to increase sharply in the next few years, rising from 3.1 million in 2020 to 14 million in 2025. Globally, this represents around 16% of passenger vehicle sales in 2025, but some countries achieve much higher shares. In Germany, for example, EVs represent 40% of total sales by 2025, while China – the world’s largest auto market – hits 25%.”

In fact, real world sales of EVs have already surpassed the NBLB Report’s predictions. The April 2023 edition of the International Energy Agency’s (“IEA”) annual Global Electric Vehicle Outlook shows that more than ten million electric cars were sold worldwide in 2022 rather than the five million predicted by the NBLB Report. The IEA further states that sales are expected to grow by another 35% in 2023 to reach fourteen million, double the number predicted by the NBLB Report in 2021. This projected growth means that EVs share of the overall car market rose from around 4% in 2020 to 14% in 2022 and is set to attain 18% in 2023.

22

Grid Storage Demand

Regarding the lithium battery growth derived from grid storage demands, the NBLB Report states: “In addition to the EV market, grid storage uses of advanced batteries are also anticipated to grow, with Bloomberg projecting total global deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018;” and “Bloomberg forecasts 3.2 million EV sales in the U.S. for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028. With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand. Benchmark Mineral Intelligence forecasts U.S. lithium-ion battery production capacity of 148 GWh by 2028 less than 50% of projected demand.”

Growth in Lithium Prices

Directly relevant to our goal to produce lithium carbonate for sale, the chart below indicates the price of lithium carbonate over the last 12 years (Figure 5).

Average lithium carbonate price from 2010 to 2023

(in U.S. dollars per metric ton)

80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
Price in U.S. dollars per metric ton
5,180
5,180
6,060
6,800
6,690
6,500
8,650
15,000
16,000
11,700
8,400
12,600
68,100
46,000
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023*

Figure 5. Average Annual Lithium Carbonate Price over 12-year period. Source: Statista website.

23

Developments Potentially Affecting Lithium Demand

Many consumer-driven factors are contributing to the demand for lithium in portable electronics and Electric Vehicles. However, government mandates across some U.S. States as well as entire countries are hastening a global decarbonization drive away from gas powered vehicles and accelerating demand for lithium.

In California, which has a car market only slightly smaller than that of France, Italy, and Britain, approved the Advanced Clean Cars II in 2022. This act establishes a year-by-year roadmap so that by 2035 100% of new cars and light trucks sold in California will be zero-emission vehicles, including plug-in hybrid electric vehicles.

Huge vehicle marketplaces like China, Europe and India have all enacted policies towards adopting low to zero emission vehicles in the coming 15 years. Examples of such policies are as follows:

•	April 2021 – China imposes a mandate on automakers requiring that electric vehicles make up 40% of all sales by 2030.
•	June 2022 - the European Union Parliament voted to ban the sale of new diesel and gasoline cars and vans starting in 2035.
•	India – 20 of 28 states have now adopted EV policies that strongly set targets for the adoption of electrification across multiple vehicle classes.

Current Predictions

Benchmark Mineral Intelligence, a well-respected global consulting firm specializing in the battery supply chain market, predicts that:

•	Demand for lithium-ion batteries is set to grow six-fold by 2032 as global automakers scale up production of EVs.
•	A huge raw material deficit in Lithium, nickel, and cobalt is on the horizon as new mines are slow to come online to supply the increase in demand.
•	$920 billion USD in investment dollars is required by 2030 to meet the world’s requirements of battery components. The world requires seventy-four new lithium mines with an average size of 45,000 tonnes by 2035.

Summary of Our Opportunity

Since initiating exploration on our portfolio of projects, we have confirmed the widespread presence of lithium across the targeted playas.

Economic indicators appear very favorable to maintaining the long-term demand and price of lithium carbonate. Assessment work completed on the most advanced of the clay hosted lithium deposits worldwide predict extremely favorable processing economics.

At the Titan Projects, due to their size, high grades and favorable geologic locations, our team of technical experts sees excellent opportunities for rapidly progressing the lithium anomalies into world class lithium-in-clay development projects.

24

Results of Operations

Three months ended December 31, 2023, and December 31, 2022

	Three Months Ended
	December 31,	December 31,
	2022	2023	$ Change	% Change
Revenues	$–	$–	N/A	N/A
Cost of Sales	–	–	N/A	N/A
Gross Profit	–	–	N/A	N/A

Operating Expenses:
Professional Fees	12,763	27,200	(14,437)	-53.08%
Rent Expenses	–	–	N/A	N/A
General & Administrative Expense	13,442	61,175	(47,733)	-78.03%
Total Operating Expenses	26,205	88,375	(62,170)	-70.35%
Income (Loss) from Operations	(26,205)	(88,375)	62,170	-70.35%
Other Expense	65,000	–	65,000	100.00%
Total Other Expense	65,000	–	65,000	100.00%
Net Income (Loss)	$38,795	$(88,375)	127,170	143.90%

The Company had no revenues for the relevant periods.

For the three months ended December 31, 2023, and 2022, the Company had operating expenses of $26,205 and $88,375, respectively. The change was driven by decreased legal and auditor fees and decreased general and administrative expenses.

For the three months ended December 31, 2023, and 2022, the Company generated net losses of $(26,205) and $(88,375), respectively.

Liquidity and Capital Resources

Net cash used in operating activities was $(354,636) and $(63,375) for the three months ended December 31, 2023, and 2022, respectively.

Net cash used in investing activities was $350,000 and $53,200 for the three months ended December 31, 2023, and 2022, respectively.

Net cash used in financing activities was $800 and $20,600 for the three months ended December 31, 2023, and 2022, respectively.

As of December 31, 2023, the Company had $54 in cash to fund its operations.

25

We have financed our operations primarily through the issuance of convertible promissory notes. The following table summarizes the convertible promissory notes currently outstanding.

Note Issuance Date	Maturity Date	Interest Rate	Outstanding Balance ($)	Principal Amount Invested	Interest Accrued ($) as of 12/31/23	Conversion Terms	Name of Noteholder
1.15.15	Upon Demand	0%	$13,874	$91,000		Conversion price of $ .00005	EROP Enterprises, LLC Vince Sbarra
1.15.15	Upon Demand	0%	$1,400	$5,000		Conversion price of $ .00005	Henning Mager
3.17.22	3.17.24	8%	$273,137	$250,000	$23,137	Senior Secured Non-Convertible Note	EROP Enterprises, LLC Vince Sbarra
4.8.22	4.8.24	8%	$5,591.78	$5,000	$591.78	Conversion price of $ .04	EROP Enterprises, LLC Vince Sbarra
6.30.22	6.30.23	8%	$5,601.64	$5,000	$601.64	Conversion price of $ .04	EROP Enterprises, LLC Vince Sbarra
8.5.22	8.5.23	8%	$10,922.74	$10,000	$922.74	Conversion price of $ .03	EROP Enterprises, LLC Vince Sbarra
1.27.23	1.27.24	8%	$15,736.44	$15,000	$736.44	Conversion price of $ .04	EROP Enterprises, LLC Vince Sbarra
2.13.23	2.13.24	8%	$20,898.63	$20,000	$898.63	Conversion price of $ .08	EROP Enterprises, LLC Vince Sbarra
3.21.23	3.21.24	8%	$52,016.44	$50,000	$2016.4 4	Conversion price of $ .08	EROP Enterprises, LLC Vince Sbarra
3.18.23	3.18.24	8%	$51,996.71	$50,000	$1996.7 1	Conversion Price of $ .08	EROP Enterprises, LLC Vince Sbarra
4.14.23	4.14.24	8%	$20,463.01	$20,000	$463.01	Conversion price of $ .08	EROP Enterprises, LLC Vince Sbarra
5.11.23	5.11.24	5%	$40,772.60	$40,000	$772.60	Conversion price of $.10	EROP Enterprises, LLC Vince Sbarra
5.30.23	5.30.23	5%	$10,167.12	$10,000	$167.12	Conversion price of $ .10	EROP Enterprises, LLC Vince Sbarra
6.14.23	6.14.23	5%	$25,366.44	$25,000	$366.44	Conversion price of $ .10	EROP Enterprises, LLC Vince Sbarra
6.29.23	6.29.24	8%	$20,252.05	$20,000	$252.05	Conversion price of $ .03	EROP Enterprises, LLC Vince Sbarra
7.20.23	7.20.24	8%	$10,098.63	$10,000	$98.63	Conversion price of $ .03	EROP Enterprises, LLC Vince Sbarra
8.15.23	8.15.24	8%	$15,094.52	$15,000	$94.52	Conversion price of $ .04	EROP Enterprises, LLC Vince Sbarra
9.12.23	9.12.24	8%	$15,036.99	$15,000	$36.99	Conversion price of $ .035	EROP Enterprises, LLC Vince Sbarra

Off-Balance Sheet Arrangements

As of December 31, 2023, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

26

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $(1,836,452) at December 31, 2023, and an accumulated deficit of $(1,783,446) at December 31, 2022. The Company had net income of $39,395 for the three months ended December 31, 2023, and a net loss of $(88,375) for the three months ended December 31, 2022. The Company's ability to continue as a going concern is dependent upon its ability to repay or settle its current indebtedness, generate positive cash flow from operations, and/or raise capital through equity and debt financing or other means on desirable terms. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on favorable terms, management may be required to restructure the Company or cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Year ended September 30, 2023, and September 30, 2022

	Year ended
	September 30,	September 30,
	2023	2022	$ Change		% Change

Revenues	$–	$–	$	N/A	N/A
Cost of Sales	–	–		N/A	N/A
Gross Profit	–	–		N/A	N/A

Operating Expenses:
Professional Fees	144,877	40,974		103,903	253.58%
Rent Expenses	10,637	12,000		(1,363)	-11.36%
General & Administrative Expense	348,800	77,634		271,166	349.29%
Total Operating Expenses	504,314	130,608		373,706	286.13%
Income (Loss) from Operations	(504,314)	(130,608)		(373,706)	286.13%
Other Expense	(9,967)	35,529		(45,496)	128.05%
Total Other Expense	(9,967)	35,529		(45,496)	128.05%
Net Income (Loss)	$(514,281)	$(95,079)		$(419,202)	-440.90%

The Company had no revenues for the relevant periods.

For the years ended September 30, 2023, and 2022, the Company had operating expenses of $504,314 and $130,608, respectively. The change was driven by increased legal and auditor fees and increased general and administrative expenses.

For the years ended September 30, 2023, and 2022, the Company generated net losses of $(514,281) and $(95,079), respectively.

Liquidity and Capital Resources

Net cash used in operating activities was $(291,009) and $(94,528) for the years ended September 30, 2023, and 2022, respectively.

Net cash used in investing activities was $nil and $(163,200) for the years ended September 30, 2023, and 2022, respectively.

Net cash used in financing activities was $290,045 and $262,580 for the years ended September 30, 2023, and 2022, respectively.

As of September 30, 2023, the Company had $3,888 in cash to fund its operations.

27

We have financed our operations primarily through the issuance of convertible promissory notes. The following table summarizes the convertible promissory notes currently outstanding.

Note Issuance Date	Maturity Date	Interest Rate	Outstanding Balance ($)	Principal Amount Invested	Interest Accrued ($) as of 9/30/23	Conversion Terms	Name of Noteholder
1.15.15		0%	$13,874	$ 90,000	$0	The conversion price is $.00005	EROP Enterprises LLC / Vince Sbarra
1.15.15		0%	$ 1,400	$ 5,000	$0	The conversion price is $.00005	Henning Mager
3.16.22	3.16.24	8%	$273,137	$250,000	$27,137	No Conversion Price	EROP Enterprises, LLC/Vince Sbarra
4.8.22	4.8.24	8%	$5,591.78	$5,000	$591.78	The conversion price is $ .04 per share	EROP Enterprises, LLC Vince Sbarra
6.30.22	12.31.23	8%	$5,601.64	$5,000	$601.64	The conversion price is $ .04 per share.	EROP Enterprises, LLC Vince Sbarra
8.5.22	12.31.23	8%	$10,922.74	$10,000	$922.74	The conversion price is $ .03 per share.	EROP Enterprises, LLC Vince Sbarra
1.27.23	12.31.23	8%	$15,736.44	$15,000	$736.44	The conversion price is $ .04 per share.	EROP Enterprises, LLC Vince Sbarra
2.13.23	12.31.23	8%	$20,898.63	$20,000	$898.63	The conversion price is $ .04 per share.	EROP Enterprises, LLC Vince Sbarra
3.21.23	3.21.24	5%	$52,016.44	$50,000	$2016.44	The conversion price is $ .08 per share.	EROP Enterprises, LLC Vince Sbarra
3.30.23	3.30.24	8%	$51,996.71	$50,000	$1996.71	The conversion price is $ .08 per share.	EROP Enterprises, LLC Vince Sbarra
4.14.23	4.14.24	8%	$20,463.01	$20,000	$463.01	The conversion price is $ .08 per share.	EROP Enterprises, LLC Vince Sbarra
5.11.23	5.11.24	5%	$40,772.60	$40,000	$772.60	The conversion price is $ .10 per share	EROP Enterprises, LLC Vince Sbarra
5.18.23	5.30.23	5%	$10,167.12	$10,000	$167.12	The conversion price is $ .10 per share	EROP Enterprises, LLC Vince Sbarra
6.14.23	6.14.23	8%	$25,366.44	$25,000	$366.44	The conversion price is $.10 per share	EROP Enterprises, LLC Vince Sbarra
6.29.23	6.29.24	8%	$20,252.05	$20,000	$252.05	The conversion price is $ .03 per share.	EROP Enterprises, LLC Vince Sbarra
7.20.23	7.20.24	8%	$10,098.63	$10,000	$98.63	The conversion price is $ .03 per share.	EROP Enterprises, LLC Vince Sbarra
8.15.23	8.15.24	5%	$15,094.52	$15,000	$94.52	The conversion price is $ .04 per share.	EROP Enterprises, LLC Vince Sbarra
9.12.23	9.12.24	8%	$15,036.99	$15,000	$36.99	The conversion price is $ .035 per share.	EROP Enterprises, LLC Vince Sbarra

28

Off-Balance Sheet Arrangements

As of September 30, 2023, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $(1,836,452) at September 30, 2023, and an accumulated deficit of $(1,322,171) at September 30, 2022. The Company had net loss of $(514,281) for the year ended September 30, 2023, and a net loss of $(95,079) for the year ended September 30, 2022. The Company's ability to continue as a going concern is dependent upon its ability to repay or settle its current indebtedness, generate positive cash flow from operations, and/or raise capital through equity and debt financing or other means on desirable terms. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on favorable terms, management may be required to restructure the Company or cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Policies

We have identified the policies in the attached financial statements as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. For more information, see "Note 2 – Summary of Significant Accounting Policies" in the attached financial statements.

Additional Company Matters

The Company has not filed for bankruptcy protection.

On January 20, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment (the “Order”) of SSM Monopoly Corporation as Custodian of the Company. On December 7, 2021, the Custodian filed a Motion to Discharge Custodianship and Enter Final Order (the “Motion”). In the Motion, the Custodian petitioned the court to (i) approve the acts taken by the Custodian, including the appointment of management, cancellation of 9,011,469 shares and the conducting of a shareholder meeting, (ii) discharge SSM Monopoly as Custodian of the Company and (iii) return control to the Board of Directors. On January 6, 2022, the District Court of Clark County, Nevada issued the Order of Final Discharge.

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. Should such litigation ever ensue, it may have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

We are not presently a party to any legal proceedings.

29

Subsequent Material Events

The Company evaluated subsequent events that have occurred after the balance sheet date of December 31, 2023, and up through the date of this Registration Statement. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has determined that there are no additional events that would require adjustment to or disclosure in the attached financial statements.

Item 3.	Properties.

Principal Executive Office

Our principal executive office is located at 4005 West Reno Ave, STE F, Las Vegas, NV 89118. We believe these facilities are adequate for our current needs, and that alternate facilities on similar terms would be readily available, if needed.

Mineral Properties

Titan Projects (Tanzania)

Titan 1 (Prospecting License PL12353/2023) comprises 298.05 km2, or approximately 115 square miles, and is located west of Tanzanian Highway B1 in eastern Tanzania, the center of the Titan 1 PL is located approximately 22 miles southwest of the town of Same, Same District, Kilimanjaro Region. A central point in Titan 1 is located at the following coordinates: Latitude 4o 16’ 0” S and Longitude 37o 33’ 30” E. (see Figure x for general regional location ).

Figure 6. The general locations of the Titan 1 and Titan 2 project.

30

The Titan 1 PL the License is located in the Same and Simanjiro District, QDS 8812,8814,89/1,89/3 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960 datum):

Corner Latitude Longitude

1 - 04 deq. 12 min.52.78 sec 37 deq. 34 min. 3.00 sec.

2 - 04 deq. 17 min. 38.89 sec. 37 deq. 34 min. 3.00 sec.

3 - 04 deq. 17 m n. 38.89 sec 37 deq. 38 min. 36.33 sec.

4 - 04 deo. 21 m n. 26.87 sec 37 deq. 38 min. 36.33 sec.

5 - 04 deq. 21 m n. 26.87 sec 37 deq. 36 min. 58.94 sec.

6 - 04 deq. 23 min. 44.76 sec, 37 deo. 36 min. 58.94 sec.

7 - 04 deq. 23 min. 44.76 sec 37 deo. 30 min. 0.52 sec.

8 - 04 deq. 12 min.52.78 sec 37 deo. 26 min. 25.08 sec.

Exclusion zone Coordinates

1 - 04 deo. 15 min. 45.00 sec. 37 deq. 29 min. 35.00 sec.

2 - 04 deo. 15 min. 55.00 sec. 37 deq. 29 min. 35.00 sec.

3 - 04 deq. 15 min. 55.00 sec. 37 deq. 29 min. 45.00 sec.

4 - 04 deq. 15 min. 45.00 sec. 37 deq. 29 min. 45.00 sec.

1 - 04 deq. 23 min. 10.58 sec. 37 deq. 35 min. 57.96 sec

2 - 04 deq. 23 min. 18.83 sec. 37 deq. 35 min. 57.96 sec.

3 - 04 deq. 23 min. 18.76 sec. 37 deo. 36 min. 4.37 sec.

Figure 7. The Titan 1 PL is shown in detail with black lines denoting the borders and its two small exclusionary zones in yellow.

31

Titan 2 (Prospecting License PL123338/2023) comprises approximately 53.51 km2, or 20 square miles, with its center located approximately 33 miles northwest of Same, and located just 13 miles northeast of the village of Landanai, Simanjiro District, Manyara Region A central point in Titan 2 is located at the following coordinates: Latitude 3o 56’ 30” S and Longitude 3o 16’ 20” E. (refer to regional location map, Figure x)

The Titan 2 Prospecting License is located in the Simanjiro District, ODS 72/3, 72/4 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960 datum):

Corner Latitude Longitude

1 - 03 deg. 57 min. 26.00 sec. 37 deg. 19 min. 0.00 sec.

2 - 03 deg. 57 min. 26.00 sec. 37 deg. 14 min. 31.00 sec.

3 - 03 deg. 56 min. 47.60 sec. 37 deg. 14 min. 31.00 sec.

4 - 03 deg. 56 min. 42.00 sec. 37 deg. 14 min. 35.00 sec.

5 - 03 deg. 56 min. 38.00 sec. 37 deg. 14 min. 31.00 sec.

6 - 03 deg. 53 min. 56.00 sec. 37 deg. 14 min. 31.00 sec.

7 - 03 deg. 53 min. 56.00 sec. 37 deg. 19 min. 0.00 sec.

Figure 8. The Titan 2 PL is shown in detail.

32

Topography & Geology

The Titan PL areas both occur within flat lying plains. The general topography of the surrounding areas is moderate with the large flat basins representing dry lake flats. The area of the Titan Projects is a hot equatorial climate. There are no known historical lithium exploration efforts in this area.

The geology of the surrounding mountains is predominantly comprised of metasedimentary rocks of the eastern Usagaran Belt. Titan 1 and Titan 2, both basins, have been local “traps” where playa sediments host the erosion debris from the surrounding areas. The Titan Projects are covered entirely by alluvium with no outcrops.

Initial Exploration

At present the company has conducted no resource estimation work or mining activities on either PL in Tanzania. We have conducted methodical sampling of the soil cover on both projects. Soil sampling consists of sampling the B-horizon which occurs just beneath the horizon that con contain organic material in the soil profile. Within the projects the B Horizon begins typically 4 to 6 inches from surface. All samples were collected and delivered for preparation and analytical study under the direct supervision of a Qualified Person under SK 1300. All analytical results received by the Company were conducted by the independent and ISO certified African Mineral and Geoscience Centre’s Laboratories (Seamic) in Dar es Salaam.

Lithium mineralization with values consistently above 3,000 ppm were reported from the results from Seamic Labs’ analysis of the soil sampling on the Titan Projects. Titan 1 had 94 soil samples taken, while Titan 2 had 22 samples taken. Of the samples taken, 22 from Titan 1 and 4 from Titan 2 have lithium values in excess of 0.30%. The highest concentrated samples were 2.24% at Titan 1 and 0.92% at Titan 2. Based on the findings from results of the soil study, the Company is preparing for a Phase I exploration program with an estimated cost of $200,000. If Phase I is successful, the Company will pursue a dependent Phase II exploration program with a cost of approximately $1,500,000 to engage in diamond or reverse circulation drilling and further analytical work to determine the overall viability of the Titan Projects. We estimate the total cost of Phase I and Phase II (including overhead) to be approximately $1,700,000.

Prospecting Licenses

A Prospecting License (“PL”) in Tanzania grants exclusive exploration rights over the area of the PL for a period of four (4) years with annual renewal fees due each year on the anniversary date of the PL.

Surface rights are not part of a PL and must be negotiated with the lawful occupiers of land. Surface rights in respect of the Titan Projects are currently held by the local Masai and other Tanzanian nationals. To date, the Company has not commenced negotiations with the surface right owners. There are no known environmental liabilities to which the Titan Projects are subject.

All exploration is permitted by the PL up to and including bulk testing. A specific mining license must be obtained prior to engaging in actual mining operations and extractions. The application for a mining license must be accompanied by a comprehensive environmental study and report. However, no additional permits will be required to complete our Phase I and Phase II exploration program.

West End Lithium Project (Tonopah, Nevada)

The West End Lithium Project (“WEL”) comprises 24 unpatented lode mining claims over approximately 460 acres of land located 6 miles northwest of Tonopah, Nevada. The WEL claims are easily accessible by exiting onto Gabbs Pole Line Road from Highway 6 (see Figure x). WEL runs adjacent to the Tonopah Lithium Project which has reported lithium carbonate equivalent measured, indicated and inferred resources.

33

Mining claims in Nevada are regulated and maintained by the rules set forth by the Bureau of Land management and the Company and our joint venture partner have kept the claims in good standing.

Figure 9. The West End Lithium claim location northwest of Tonopah Nevada.

At this time, our company has conducted only a study of the published geologic literature of the claim area which suggest that the WEL project is underlain by the same Miocene claystone rock sequence found beneath the surrounding Tonopah Lithium Project (see location of the TLC bound in Figure x). Confirmation of underlying sequence will require drilling on the project.

The Company is in the process of formalizing and organizing exploration plans for the WEL claims.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding beneficial ownership of our Stock as of the date of this filing.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

34

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Stock. Percentage of beneficial ownership before the offering is based on 239,463,772 Shares of Common Stock outstanding and 10,000,000 of Preferred Stock as of the date of this filing.

Name & Address	Position	Number of Shares	Share Type	Percent	Name of Control Person
Verde Capital, LLC*	Controlling Shareholder	10,000,000	Series A	100%	Harpreet Sangha
Caren Currier*	CFO	5,000,000	Common	2.08%
Craig Alford*	CEO, Board Member	43,000,000	Common	17.95%
Lawrence Stephenson*	10% Owner	38,000,000	Common	15.86%
Harpreet Sangha*	Chairman, Board Member	15,000,000	Common	6.26%

* The mailing address for these individuals/entities is: c/o China Dongsheng International, Inc., 4005 West Reno Ave, Suite F, Las Vegas, NV 89118.

Item 5.	Directors and Executive Officers.

The following table sets forth information regarding our executive officers, directors, and significant employees, including their ages as of the date of this Offering Circular:

Name	Position	Age	Director or Officer Since
Craig Alford	CEO, Board Member	61	April 16, 2022
Harpreet Sangha	Chairman of the Board	59	December 8, 2021
Caren Currier	Chief Financial Officer	60	December 8, 2021

Craig Alford, CEO/Director

Mr. Craig Alford holds both an Honors Bachelor of Science and a Master of Science in Geology. He is a registered Professional Geoscientist and is a Qualified Person, as defined in National Instrument 43-101. Mr. Alford’s experience began with Falconbridge Copper in the early 1980’s and has since worked continuously in the industry holding exploration and leadership positions worldwide within a broad spectrum of mineralized, geographical, and political environments. Mr. Alford has designed and implemented a variety of geologic programs and provided management for mineral projects throughout North and South America, SE Asia, China, Central Asia, Russia, Australia, and Africa. Craig has held a variety of positions for junior to senior mining companies and has helped raise millions of dollars in capital.

Craig has been responsible for budgeting and the expenditure of hundreds of millions of dollars, negotiations with heads of state, helped in assisting mining tax policies and has developed economic analysis for large M&A transactions. Mr. Alford’s tenure as Deputy General Manager with the Zijin Mining Group resulted in large investments in Pretium Resources, Kyrgyzstan’s Taldybulak Gold Mine, Norton Gold Fields in Australia, Barrick Gold's Porgera mine and Ivanhoe's Kamoa Copper Project

During this crucial time for the battery metal sector, Mr. Alford is presently involved in a number of lithium exploration projects and extraction methodologies key to the industry.

Besides CDSG, Mr. Alford is currently a Board Member of the following companies: (i) Barrel Energy Inc., where he is also the CEO; and (ii) FE Battery Metals Corp. Ultimately, Mr. Alford allocates around 70% of his time the Company’s projects and operations as Director and CEO.

35

Harpreet Sangha, Chairman of the Board

Harpreet S. Sangha was born on March 4th, 1964. He attended college in Vancouver. For the last five years (08/2018 to present) Mr. Sangha has been Chairman and Director of Barrel Energy Inc. He has also been Chairman and Director of China Dongsheng International Inc from 12/2021 to present and will continue to serve in that capacity until a successor is elected. During the last five years, Mr. Sangha has been actively involved in research projects as well as business projects related to green energy and battery metals. His research involved accessing and interpreting data collected by the United States Geological Survey (USGS). Mr. Sangha has access to multiple jurisdictions (i.e., India and Africa) in seeking out new opportunities in the green energy space including academic, public, and private research institutes.

Caren Currier, Chief Financial Officer

Caren is a native Californian residing in Texas, graduated from Mount San Antonio College with 3.75 GPA in Business Management. Being the business minded person, Caren has owned and operated her consulting business for 20 years and previously worked in the family construction and auto wrecking yard business. She has over 25 years of accounting experience, including serving as the Controller/CFO for the previous management of Zalemark Holding Company. She has worked at: (i) Axis Technology Services as Interim CEO/CFO from March 2021 until May 2022; (ii) Code Green Apparel Corp as Interim CEO from March 2021 until May 2023; (iii) Illustrato Pictures International, Inc. as a consultant since March 2021 until March 2023; (iv) China New Energy Group as a consultant until May 2023; (iv) Kasten, Inc. as CEO until April 2023; and (v) KAT Exploration, Inc. as CEO until November 2023. Besides her role as CFO at CDSG, she also works as a Consultant at China Yibai United Guarantee International Holding, Inc, and as Interim CFO at China Liaoning Dingxu Ecological Agriculture Development, Inc. Caren will overlook budget variance analysis, managing cash flow, inventory analysis, and is proficient in taking defunct companies and bringing them current.

Item 6.	Executive Compensation.

Compensation of Directors and Executive Officers

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Craig Alford, Principal Executive Officer/Director	2023	36,000						36,000
	2022	36,000						36,000
	2021	0						-
	2020	0						-

Harpreet Sangha, Chairman of the Board of Directors	2023	46,856						46,856
	2022	46,856						46,856
	2021	0						-
	2020	0						-

Caren Currier, Principal Financial Officer	2023	12,000						12,000
	2022	6,000						6,000
	2021	0						-
	2020	0						-

36

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of September 30, 2023.

Bonuses and Deferred Compensation

We do not have a deferred compensation or retirement plan. All decisions regarding compensation, including the payment of bonuses, are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of September 30, 2023, no options have been issued.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our directors or executive officers.

Employment Agreements

Currently, the Company does not have employment agreements in place with any officers or key employees.

Director Agreements

The Company does not currently have any agreements nor compensation with members of the Board of Directors as of the date of this filing.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

The transactions listed below involve the following related parties:

-	Craig Alford (CEO, Director)
-	Harpreet Sangha (Chairman of the Board)
-	Lawrence Stephenson (10% Shareholder)

In December 2023, the Company restructured its agreement to acquire the Titan 1 and Titan 2 prospecting licenses. Pursuant to the terms of the restructured agreement, the Company mitigated a cash payment due to Lawrence Stephenson under the original agreement in the amount of $6,275,000.

As of September 30, 2023, the Company owes the CEO $17,500 for advances made to cover Company expenses.

Our Chairman and Board Member Harpreet Sangha owns 10,000,000 shares of Preferred Stock, which represent 100% of this class of stock. In addition, Craig Alford, our CEO, owns 17.95% or 43,000,000 shares of our common stock.

37

Item 8.	Legal Proceedings.

At this time, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Despite our common stock being qualified for quotation on the OTC Markets-OTC Pink under the symbol “CDSG”, there is no established public trading market for shares of Company common stock. The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter of our fiscal year as reported in the over-the-counter markets. These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There currently is a minimal liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

	2023
	High	Low
First Quarter (through March 31)	$0.1922	$0.17
Second Quarter (through June 30)	0.1922	0.0446
Third Quarter (through September 30)	0.096	0.023
Fourth Quarter (through December 31)	0.055	0.0231

	2022
	High	Low
First Quarter (through March 31)	$0.349	$0.215
Second Quarter (through June 30)	0.162	0.137
Third Quarter (through September 30)	0.05	0.036
Fourth Quarter (through December 31)	0.063	0.0425

	2021
	High	Low
First Quarter (through March 31)	$0.1	$0.04
Second Quarter (through June 30)	0.25	0.1325
Third Quarter (through September 30)	0.75	0.75
Fourth Quarter (through December 31)	0.4899	0.4899

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

38

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

As of January 16, 2024, out of a total of 500,000,000 shares authorized, 135,494,437 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 58,000,000 (42.8%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 77,494,437 (57.2%) shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Holders

As of January 16, 2024, we had 75 shareholders of common stock per transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company has not yet adopted an equity compensation plan as of September 30, 2023, or subsequently through the filing of this registration statement.

39

Item 10.	Recent Sales of Unregistered SecuritieS.

All of the securities discussed below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. All issuances are for common stock unless stated otherwise.

On June 10, 2021, we issued 3,000,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra, for a debt conversion.

On January 22, 2022, we issued 2,000,000 shares of Common Stock to Aaron Henry for cash.

On January 22, 2022, we issued 2,000,000 shares of Common Stock to Erik Olson for cash.

On January 22, 2022, we issued 2,000,000 shares of Common Stock to David Elmore for cash.

On January 28, 2022, we issued 1,670,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On February 9, 2022, we issued 3,000,000 shares of Common Stock to Craig Alford as compensation for services rendered.

On February 11, 2022, we issued 5,000,000 shares of Common Stock to Fourth Street Fund, LP, an entity controlled by Lisa Mannion for a debt conversion.

On February 16, 2022, we issued 2,600,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On March 7, 2022, we issued 3,150,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On March 10, 2022, we issued 5,000,000 shares of Common Stock to Henning Mager for a debt conversion.

On June 30, 2022, we issued 3,000,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On August 15, 2022, we issued 7,000,000 shares of Common Stock to Henning Mager for a debt conversion.

On August 17, 2022, we issued 2,600,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On September 13, 2022, we issued 8,000,000 shares of Common Stock to Henning Mager for a debt conversion.

On November 21, 2022, we issued 2,000,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On February 20, 2023, we issued 8,000,000 shares of Common Stock to Henning Mager for a debt conversion.

On February 27, 2023, we issued 133,000,000 shares of Common Stock to Lawrence Stephenson for consideration under an acquisition.

On February 28, 2023, we issued 20,000,000 shares of Common Stock to Henning Mager for a debt conversion.

On March 1, 2023, we issued 14,500,000 shares of Common Stock to EROP Enterprises, LLC, an entity controlled by Vince Sbarra for a debt conversion.

On December 13, 2023, EROP Enterprises, LLC, the holder of $13,847 in principal of the Sterling Convertible Note dated 2015, has proposed to cancel $12,947 of the Note after receipt of a conversion of Eighteen Million (18,000,000) common shares from that Note. The Note will be cancelled following the receipt of a final conversion of eighteen million (18,000,000) common shares.

Nine million of the eighteen million shares were issued to EROP on January 9, 2024.

Also on January 9, 2024, Henning Mager converted $400 of debt into 8,000,000 restricted shares. After this conversion Mager has no debt or conversions outstanding.

40

Item 11.	Description of Registrant’s Securities to be Registered.

The following is a summary of the rights of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws, and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Delaware law. The Company is authorized by its Certificate of Incorporation to issue an aggregate of 500,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), and 10,000,000 shares of Series A Preferred Stock. As of January 16, 2024, the Company had 239,463,772 shares of Common Stock issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may receive dividends out of funds legally available if our Board, at its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such stockholders.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by Delaware law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the Board of Directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of preferred stock includes, but is not limited to, setting or changing the following:

•	The number of shares constituting such series and the distinctive designation of such series;
•	The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;
•	Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
•	Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
•	Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
•	Whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;
•	The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;
•	Any other relative rights, preferences and limitations of such series.

41

The Company is authorized to issue up to 10,000,000 shares of Class A preferred stock, par value $0.01, and 5,000,000 shares of Class B preferred stock, par value $0.01. As of the date of this filing, there are 10,000,000 shares of Class A preferred stock issued and outstanding and -0- shares of Class B preferred stock issued and outstanding. The rights and preferences of each class of preferred stock are described below.

Class A Preferred Stock:

•	Each share of Class A Preferred Stock has voting rights equal to the result of: (i) 1.5 multiplied by the addition of: (A) the number of shares of Common Stock issued and outstanding at the time of such vote; and (B) the number of votes in the aggregate of any outstanding shares of any class of preferred stock of the Corporation (other than the Series A Preferred Stock), if any, at the time of such vote; divided by (ii) the total number of shares of Series A Preferred Stock issued and outstanding at the time of such vote, at each meeting of shareholders of the Corporation with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration, including the election of directors.
•	Each share of Class A Preferred Stock is convertible into a number of shares of Common Stock equal to the result of: (i) 1.5 multiplied by the addition of: (A) the number of shares of Common Stock issued and outstanding at the time of such vote; and (B) the number of votes in the aggregate of any outstanding shares of any class of preferred stock of the Corporation (other than the Series A Preferred Stock), if any, at the time of such vote; divided by (ii) the total number of shares of Series A Preferred Stock issued and outstanding at the time of such vote, at each meeting of shareholders of the Corporation with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration, including the election of directors.
•	Holders are entitled, in the event of any voluntary liquidation or dissolution, to receive payment or distribution of preferential amount before any payments or distributions are received by any class of common stock, after the provision of the payment of the Company debts and other liabilities, to be paid in cash full before any distribution is made on Common Stock class. The amount of cash equals the Series A Preference amount. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Company distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Preference amount in full; then the entire net assets of the Company remaining after provision for the payment of the Companie´s liabilities and debts shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock.
•	Holders are not entitled to receive dividends.
•	Class A shares are non-dilutable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Olde Monmouth Stock Transfer with an address at 200 Memorial Parkway Atlantic Highlands, NJ 07716. Their phone number is (732) 872-2727.

Item 12.	Indemnification of Directors and Officers.

Our articles provide to the fullest extent permitted by Delaware Law that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such directors’ or officers’ fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Delaware corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

42

F-1

CHINA DONGSHENG INTERNATIONAL, INC.

BALANCE SHEETS

	December 31,	September 30,
	2023	2023
ASSETS
Current Assets:	$	$
Cash	54	3,888
Accounts / other receivables	35,000	35,000
Investment	265,500	615,500
Total Assets	$300,554	$654,388

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Due to related party	$17,500	$17,500
Accrued expense	13,000	13,000
Accounts payable	120,296	97,899
Discount on Debt
Note payable – EROP Enterprise	606,421	607,821
Notes payable – Kilimanjaro/Lawrence	–	415,000
Total Liabilities	757,190	1,151,220

Stockholders' Deficit:
Common stock, $0.001 par value; 500,000,000 shares authorized, 231,464,000 & 231,464,000 shares issued as of December 31, 2023, and September 30, 2023 respectively.	232,264	231,464
Preferred stock, $0.001 par value; 10,000,000 shares authorized, and issued as of December 31, 2023, and September 30, 2023 respectively.	10,000	10,000
Additional paid-in capital	1,084,546	1,084,546
Accumulated deficit	(1,783,446)	(1,822,842)
Total Stockholders’ Deficit	(456,636)	496,832)

Total Liabilities and Stockholders' Deficit	$300,554	$654,388

The accompanying notes are an integral part of these financial statements.

F-2

CHINA DONGSHENG INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

	For the Periods Ended
	December 31,
	2023	2022
Revenue	$–	$–

Operating Expenses:
Professional fee	12,763	27,200
Rent expenses	–	–
General & administrative expenses	13,442	61,175
Total operating expenses	26,205	88,375

Loss from operations	(26,205)	(88,375)

Other Income / (Expense)	65,000	–
Net income / (loss)	$39,395	$(88,375)

Basic and diluted loss per share	$(0.00)	$(0.00)
Basic and diluted weighted average shares	231,464,000	231,464,000

The accompanying notes are an integral part of these financial statements.

F-3

CHINA DONGSHENG INTERNATIONAL, INC. (CDSG)

STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Additional
	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at September 30, 2021	10,000,000	10,000	31,756,927	$31,756	$1,084,546	$(1,227,092)	$(100,790)
Net Loss	–	–	–	–	–	(14,388)	(14,388)

Balance at December 31, 2021	10,000,000	10,000	31,756,927	$31,756	$1,084,546	$(1,241,480)	$(115,178)
Shares Issued	–	–	35,420,000	35,421	–		35,421
Net Loss	–	–	–		–	(47,045)	(47,045)

Balance at March 31, 2022	10,000,000	10,000	67,176,927	$67,177	$1,084,546	$(1,288,525)	$(126,802)
Net Loss	–	–	–	–	–	(11,261)	(11,261)

Balance at June 30, 2022	10,000,000	10,000	67,176,927	$67,177	$1,084,546	$(1,299,786)	$(138,063)
Shares Issued	–	–	7,000,000	7,000	–	–	7,000
Net Loss	–	–	–	–	–	(22,385)	(22,385)

Balance at September 30, 2022	10,000,000	10,000	74,176,927	$74,177	$1,084,546	$(1,322,171)	$(153,448)
Shares Issued	–	–	20,600,000	20,600	–	–	20,600
Net Loss	–	–	–	–	–	(88,375)	(88,375)

Balance at December 31, 2022	10,000,000	10,000	94,776,927	$94,777	$1,084,546	$(1,410,546)	$(221,223)
Shares Issued	–	–	136,686,845	136,687	–	–	136,687
Net Loss	–	–	–	–	–	(231,725)	(231,725)

Balance at March 31, 2023	10,000,000	10,000	231,463,772	$231,464	$1,084,546	$(1,642,271)	$(316,261)
Net Loss	–	–	–	–	–	(145,279)	(145,279)

Balance at June 30, 2023	10,000,000	10,000	231,463,772	$231,464	$1,084,546	$(1,787,550)	$(461,540)
Net Loss	–	–	–	–	–	–	–

Balance at September 30, 2023	10,000,000	10,000	231,463,772	$231,464	$1,084,546	$(1,822,841)	$(496,831)
Shares Issued	–	–	800,000	800	–	–	800
Net Loss	–	–	–	–	–	39,395	39,395

Balance at December 31 2023	10,000,000	$10,000	232,263,772	$232,264	$1,084,546	$(1,783,446)	$(456,636)

The accompanying notes are an integral part of these financial statements.

F-4

CHINA DONGSHENG INTERNATIONAL INC. (CDSG)

STATEMENTS OF CASH FLOWS

	For the Periods Ended
	December 31,
	2023	2022
Cash flows from operating activities:

Net loss	$39,395	$(88,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
(Increase)/ Decrease in account receivables	–	–
Increase / (Decrease) in accrued expense/Accts Payable	22,370	25,000
Increase / (Decrease) in note payables	(416,400)	–
Increase / (Decrease) in due to related party	–	–
Net cash used in operating activities	(354,636)	(63,375)

Cash flows from investing activities:
(Increase)/decrease in investments	350,000	53,200
Net cash used in investing activities	350,000	53,200

Cash flows from financing activities:
Common stock issued	800	20,600
Net cash used in financing activities	–	–

Net increase (decrease) in cash	(3,834)	10,425
Cash, beginning of period	3,888	4,853
Cash, end of year	$54	$15,278

The accompanying notes are an integral part of these financial statements.

F-5

CHINA DONGSHENG INTERNATIONAL, INC.

Notes to the Financial Statements

December 31, 2023, and September 30, 2023

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

CHINA DONGSHENG INTERNATIONAL, INC (the “Company”) through its wholly owned subsidiary Titan Lithium Inc., is a lithium explorer and developer with operations in Nevada, USA and The United Republic of Tanzania.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is deposited with major financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. There were $54, and $15,278 in cash and cash equivalents for the periods ended December 31, 2023, and 2022.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

F-6

The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows: Accounts Receivable, and Accounts Payable. The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

The carrying amounts of Notes Payable approximate the fair value as the notes bear interest rates that are consistent with current market rates.

Income Taxes

We follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

We adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes. ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Basic EPS is calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted EPS is calculated based on the net income (loss) available to common stockholders and the weighted average number of shares of common stock outstanding during the period, adjusted for the effects of all potential dilutive common stock issuances related to options, warrants, restricted stock units and convertible preferred stock. The dilutive effect of our share-based awards and warrants is computed using the treasury stock method, which assumes all share- based awards and warrants are exercised and the hypothetical proceeds from exercise are used to purchase common stock at the average market price during the period. The incremental shares (i.e., the difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation. The dilutive effect of our convertible preferred stock is computed using the if-converted method, which assumes conversion at the beginning of the year. However, when a net loss exists, no potential common stock equivalents are included in the computation of the diluted per-share amount because the computation would result in an anti-dilutive per-share amount.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share for the period ended December 30, 2023, and September 30, 2023 were as follows:

	December 31, 2023	September 30, 2023

Convertible debt	323,874	323,874
Total	323,874	323,874

Recent Accounting Pronouncements

The Company has implemented all applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-7

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming the company will continue as a going concern, the Company has continuously incurred a net gain of $39,395 due to the cancellation of the Lawrence Stephenson note for the period ended December 31, 2023, and an accumulated deficit of $(1,783,446) on December 31, 2023. The continuation of the Company as a going concern through December 31, 2023, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

NOTE 4 – INCOME TAXES

The Company’s deferred tax assets relate to net operating losses that may be carried forward to future years. On December 31, 2023, the Company has available net operating losses of $(164,092) and $nil for federal and state income taxes, respectively.

No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will not be utilized. Accordingly, the potential tax benefits of the loss carry-forward are offset by a valuation allowance of the same amount. The Company’s increase in valuation allowance of NIL during the year ended December 31, 2023, was recorded to offset the deferred tax benefit of the Company’s tax loss for the year.

The Company’s decrease in valuation of $NIL during the period ended December 31, 2023, was recorded to offset the deferred tax expense incurred during the period ended December 31, 2023, which was attributable to the change in the federal statutory rate which impacted the deferred tax asset associated with the Company’s net operating losses that can be utilized to offset future taxable income of the Company.

Net deferred tax assets consist of the following components as of:

	September 30, 2024	September 30, 2023
Federal income tax benefit attributable to:
Current Operations	$–	$–
Less: valuation allowance	–	–
Net provision for Federal income taxes	$–	$–

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the fiscal years ending, due to the following:

	September 30, 2024	September 30, 2023
Deferred tax asset attributable to:
Net operating loss carryover	$–	$–
Less: valuation allowance	–	–
Net deferred tax asset	$–	$–

As of December 31, 2023, and 2022, the Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next twelve months. The Company’s income tax returns are subject to examination by the appropriate taxing jurisdictions. As of September 30, 2023, the Company’s income tax returns generally remain open for examination for three years from the date filed with each taxing jurisdiction.

F-8

NOTE 5 – CONVERTIBLE NOTES

During the quarter ended June 30, 2023, the Company accepted an offer from its largest debtholder to revise certain provisions of its existing Convertible Notes in China Dongsheng International. Specifically, EROP has agreed to extend the maturity on multiple notes to December 31, 2023, lower the redemption premium on all notes to 112.5% and eliminate the variable conversion feature on all Notes.

The company had a convertible note dated January 15, 2015, with Sterling Global in the amount of $96,000. The note has a conversion price of $0.00005. This note was sold and transferred to EROP Enterprises, LLC as of September 29, 2021. On March 11, 2022, EROP Enterprises sold $ 5,000 of this Note to a third party. On March 15, 2022, EROP Enterprises informed the Company of its decision to cancel $ 75,000 of principal from the Note. As of December 31, 2023, $13,874 in principal remains on the Note.

On March 17, 2022, the Company lent $ 35,000 to a shareholder in the form of a 2% 60-day promissory note. The promissory note has been extended to March 31, 2024.

On April 18, 2022, the Company and EROP Enterprises, LLC (“EROP”), a shareholder of the Company, entered into an unsecured 8% convertible note payable for $5,000 (“April 5, 2022, Note”) with a conversion price of $ .04. The Note maturity has been extended to December 31, 2023.

On June 30, 2022, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 8% convertible note payable for $5,000 (“June 30, 2022, Note”) with a conversion price of $ .04.. During the quarter ended June 30, 2023, maturity of the Note was extended to December 31, 2023.

On August 5, 2022, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 8% convertible note payable for $10,000 (“August 5, 2022, Note”) with a conversion price of $ .03. During the quarter ended June 30, 2023, the maturity of the Note was extended to December 31, 2023.

On January 27, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 8% convertible note payable for $15,000 (“January 27, 2023, Note”) with a conversion price of $ .04.

On February 13, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 8% convertible note payable for $20,000 (“February 13, 2023, Note”) with a conversion price of $ .04.

On March 21, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 8% convertible note payable for $50,000 (“March 21, 2023, Note”) with a conversion price of $ .08.

On March 30, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 8% convertible note payable for $50,000 (“March 30, 2023, Note”) with a conversion price of $ .08.

On April 14, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 5% convertible note payable for $20,000 (“April 14, 2023, Note”) with a conversion price of $ .08.

On May 11, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 5% convertible note payable for $40,000 (“May 11, 2023, Note”) with a conversion price of $ .10.

F-9

On May 18, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 5% convertible note payable for $10,000 (“May 18, 2023, Note”) with a conversion price of $ .10.

On June 14, 2023, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured 5% convertible note payable for $25,000 (“June 14, 2023, Note”) with a conversion price of $ .10.

On June 29, 2023, the Company and EROP Enterprises entered into an unsecured 5% convertible note payable for $ 20,000 (“June 29, 2023, Note)”. The conversion terms are $ .03 per share.

On July 20, 2023, the Company and EROP Enterprises entered into a 5% unsecured convertible Note in the amount of $ 10,000. The Conversion price is $ .03.

On August 15, 2023, the Company and EROP Enterprises entered into a 5% unsecured convertible Note in the amount of $ 15,000. The Conversion price is $ .04.

On September 12, 2023, the Company and EROP Enterprises entered into a 5% unsecured convertible Note in the amount of $ 15,000. The Conversion price is $ .035.

NOTE 6 – SUBSEQUENT EVENTS

On December 18, 2023, EROP Enterprises, LLC, the holder of a $250,000 Note issued on March 15, 2022 with a maturity date of March 18, 2023, has notified us that their Note is currently in default. EROP has agreed to exchange the current principal and accrued interest of $36,200 for an 8% Convertible Note in the principal amount of $ 286,200 due December 18, 2025, and a fixed conversion price of $0.05. EROP agreed to forgo the default interest due on the Note. The Board approved this debt modification on February 8, 2024.

On December 13, 2023, EROP Enterprises, LLC, the holder of $13,847 in principal of the Sterling Convertible Note dated 2015, has proposed to cancel $12,947 of the Note after receipt of a conversion of Eighteen Million (18,000,000) common shares from that Note. The Note will be cancelled following the receipt of a final conversion of eighteen million (18,000,000) common shares.

Nine million of the eighteen million shares were issued to EROP on January 9, 2024.

Also on January 9th of 2024, Henning Mager converted $400 of debt into 8,000,000 restricted shares. After this conversion Mager has no debt or conversions outstanding.

F-10

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

China Dongsheng International, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of China Dongsheng International Inc. (the "Company") as of September 30, 2023, and 2022, and the related statements of operations, changes in shareholders' equity and cash flows, for the year ended September 30, 2023, and the related notes collectively referred to as the "financial statements.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023, and 2022, and the results of its operations and its cash flows for the year ended September 30, 2023, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $(514,281) for the year ended September 30, 2023, and an accumulated deficit of $(1,836,452) at September 30, 2023. The continuation of the Company as a going concern through September 30, 2023, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company's auditor since March 2022.

November 2nd, 2023.

Lagos Nigeria

F-11

CHINA DONGSHENG INTERNATIONAL, INC.

BALANCE SHEETS

	September 30, 2023	September 30, 2022
ASSETS
Current Assets:
Cash	$3,888	$4,852
Note receivable	35,000	35,000
Investment	615,500	128,200
Total Assets	$654,388	$168,052

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Due to related party	$17,500	$18,080
Other payables	415,000	–
Account payable and accrued expense	118,062	13,000
Notes payable – EROP Enterprises	323,874	35,229
Notes payable	251,400	250,000
Discount on debt	15,164	5,191
Accrued interest	23,832	–
Total Liabilities	1,164,832	321,500

Stockholders' Deficit:
Common stock, $0.001 par value; 500,000,000 shares authorized, 231,464,000 and 84,776,927 shares issued as of September 30, 2023 and 2022; respectively	231,464	84,776
Preferred stock, $0.001 par value; 10,000,000 shares authorized, 10,000,000 shares issued as of September 30, 2023 and 2022; respectively	10,000	10,000
Additional paid-in capital	1,084,544	1,073,947
Accumulated deficit	(1,836,452)	(1,322,171)
Total Stockholders’ Deficit	(510,444)	(153,448)

Total Liabilities and Stockholders' Deficit	$654,388	$168,052

The accompanying notes are an integral part of these financial statements.

F-12

CHINA DONGSHENG INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	September 30,
	2023	2022

Revenue	$–	$–

Operating Expenses:
Professional fee	144,877	40,974
Rent expenses	10,637	12,000
General & administrative expenses	348,800	77,634
Total operating expenses	504,314	130,608

Loss from operations	(504,314)	(130,608)

Other Income / (Expense):
Other income	5	40,720
Debt discount amortization	(9,972)	(5,191)
Total other (expense) income	(9,967)	35,529

Net (loss)	$(514,281)	$(95,079)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average shares	231,464,000	74,177,000

The accompanying notes are an integral part of these financial statements.

F-13

CHINA DONGSHENG INTERNATIONAL, INC.

STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

FOR THE YEARS ENDED SEPTEMBER 30, 2023, AND 2022

					Additional
	Common Stock		Preferred Stock		Paid in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance, September 30, 2021	31,756,927	$31,756	10,000,000	$10,000	$1,084,336	$(1,227,092)	$(101,000)
Common stock issued for conversion of debt	42,440,000	42,440	–	–	(10,389)	–	32,051
Common stock issued for cash	580,000	580	–	–	–	–	580
Common stock issued for services	10,000,000	10,000	–	–	–	–	10,000
Net loss	–	–	–	–	–	(95,079)	(95,079)
Balance, September 30, 2022	84,776,927	84,776	10,000,000	10,000	1,073,947	(1,322171)	(153,448)
Common stock issued for investments	136,687,073	136,688	–	–	10,597	–	147,285
Common stock issued for services	10,000,000	10,000	–	–	–	–	10,000
Net loss	–	–	–	–	–	(514,281)	(514,281)
Balance, September 30, 2023	231,464,000	$231,464	10,000,000	$10,000	$1,084,544	$(1,836,452)	$(510,444)

The accompanying notes are an integral part of these financial statements.

F-14

CHINA DONGSHENG INTERNATIONAL INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	September 30,
	2023	2022
Cash flows from operating activities:

Net loss	$(514,281)	$(95,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	10,000	10,000
Gain on forgiveness of debt	–	(40,720)
Debt discount	9,972	5,191
Changes in assets and liabilities:
Accrued expense	128,895	8,000
Due to related party	74,405	18,080

Net cash used in operating activities	(291,009)	(94,528)

Cash flows from investing activities:
Note receivable	–	(35,000)
Cash used for investments	–	(128,200)
Net cash used in investing activities	–	(163,200)

Cash flows from financing activities:
Proceeds from notes payable	290,045	262,000
Common stock issued for cash	–	580
Net cash used in financing activities	290,045	262,580

Net increase (decrease) in cash	(964)	4,852

Cash, beginning of year	4,852	–

Cash, end of year	$3,888	$4,852

Supplemental disclosure of non-cash activity:
Common stock issued for investments	$147,285	$–
Common stock issued for conversion of debt	$–	$42,051

The accompanying notes are an integral part of these financial statements.

F-15

CHINA DONGSHENG INTERNATIONAL, INC.

Notes to the Financial Statements

September 30, 2023 and 2022

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

CHINA DONGSHENG INTERNATIONAL, INC (the “Company”) through its wholly owned subsidiary Titan Lithium Inc., is a lithium explorer and developer with operations in Nevada, USA and The United Republic of Tanzania.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is deposited with major financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. There were $3,882, and $4,852 in cash and cash equivalents for the years ended September 30, 2023, and 2022.

Derivative Financial Instruments

The Company evaluates its convertible notes to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a weighted-average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

F-16

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable represents the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

Income Taxes

We follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

We adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. For the years ended September 30, 2023 and 2022, the diluted loss per share is the same as the basic loss per shares as the inclusion of any potentially dilutive shares would result in anti- dilution due to the net loss incurred by the Company

F-17

Recent Accounting Pronouncements

The Company has implemented all applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, the Company has incurred a net loss of $(514,282) for the year ended September 30, 2023, and has an accumulated deficit of $(1,836,452) at September 30, 2023. The continuation of the Company as a going concern through September 30, 2023, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

NOTE 4 – INCOME TAXES

The Company’s deferred tax assets relate to net operating losses that may be carried forward to future years. At September 30, 2023, the Company has available net operating losses of $(89,888) and $nil for federal and state income taxes, respectively.

No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will not be utilized. Accordingly, the potential tax benefits of the loss carry-forward are offset by a valuation allowance of the same amount. The Company’s increase in valuation allowance of $16,817 during the year ended September 30, 2023, was recorded to offset the deferred tax benefit of the Company’s tax loss for the year.

The Company’s decrease in valuation of $NIL during the year ended September 30, 2023, was recorded to offset the deferred tax expense incurred during the year ended September 30, 2023, which was attributable to the change in the federal statutory rate which impacted the deferred tax asset associated with the Company’s net operating losses that can be utilized to offset future taxable income of the Company.

Net deferred tax assets consist of the following components as of:

	September 30, 2023	September 30, 2022
Federal income tax benefit attributable to:
Current Operations	$107,999	$19,967
Less: valuation allowance	(107,999)	(19,967)
Net provision for Federal income taxes	$–	$–

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the fiscal years ending, due to the following:

	September 30, 2023	September 30, 2022
Deferred tax asset attributable to:
Net operating loss carryover	$1,836,452	$1,322,171
Less: valuation allowance	(385,655)	(277,656)
Net deferred tax asset	$1,450,797	$1,044,515

F-18

As of September 30, 2023, and 2022, the Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next twelve months. The Company’s income tax returns are subject to examination by the appropriate taxing jurisdictions. As of September 30, 2023, the Company’s income tax returns generally remain open for examination for three years from the date filed with each taxing jurisdiction.

NOTE 5 – NOTE RECEIVABLE

On March 18, 2022, the Company loaned $35,000 to a shareholder in the form of a 2% 60-day promissory note. The promissory note has been extended to March 31, 2023.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

A summary of the Company’s convertible notes as of September 30, 2023, is presented below:

Note Holder	Date	Maturity Date	Interest	Balance September 30, 2022	Additions	Adjustments	Balance September 30, 2023
EROP Enterprises (1)	9/29/2021	demand	8%	$15,229	$–	$(1,355)	$13,874
EROP Enterprises (2)	4/5/2022	12/31/2023	8%	5,000	–	–	5,000
EROP Enterprises (2)	6/30/2022	12/31/2023	8%	5,000	–	–	5,000
EROP Enterprises (3)	8/5/2022	12/31/2024	8%	10,000	–	–	10,000
EROP Enterprises (2)	1/27/2023	1/27/2024	8%	–	15,000	–	15,000
EROP Enterprises (2)	2/13/2023	2/13/2024	8%	–	20,000	–	20,000
EROP Enterprises (4)	3/21/2023	3/21/2024	8%	–	50,000	–	50,000
EROP Enterprises (4)	3/30/2023	3/30/2024	8%	–	50,000	–	50,000
EROP Enterprises (4)	4/14/2023	4/14/2024	8%	–	20,000	–	20,000
EROP Enterprises (5)	5/11/2023	5/11/2024	8%	–	40,000	–	40,000
EROP Enterprises (5)	5/30/2023	5/30/2024	8%	–	10,000	–	10,000
EROP Enterprises (5)	6/14/2023	6/14/2024	8%	–	25,000	–	25,000
EROP Enterprises (6)	6/29/2023	6/29/2024	8%	–	20,000	–	20,000
EROP Enterprises (7)	7/20/2023	7/20/2024	8%	–	10,000	–	10,000
EROP Enterprises (7)	8/15/2023	8/15/2024	8%	–	15,000	–	15,000
EROP Enterprises (7)	9/12/2023	9/12/2024	8%	–	15,000	–	15,000
			Total	$35,229	$290,000	$(1,355)	$323,874

(1)	conversion price $0.0005 per share.

(2)	conversion price of the lesser of $0.04

(3)	conversion price of the lesser of$0.03

(4)	conversion price of the lesser of $0.08

(5)	conversion price of the lesser of $0.10

F-19

(6)	conversion price $0.03 per share.

(7)	conversion price $0.05 per share.

During the quarter ended June 30, 2023, the Company accepted an offer from EROP to revise certain provisions of its existing Convertible Notes. EROP has agreed to extend the maturity on multiple notes to December 31, 2023, lower the redemption premium on all notes to 112.5% and eliminate the variable conversion feature.

As of September 30, 2023, there is $9,484 of accrued interest on the above notes.

During the years ended September 30, 2023 and 2022, the Company recorded amortization of debt discount of $9,972 and $5,191, respectively.

NOTE 7 – NOTES PAYABLE

On March 17, 2022, the Company and EROP Enterprises, LLC (“EROP”), a shareholder of the Company, entered into an unsecured 5% note payable for $250,000.

NOTE 8 – DUE TO A RELATED PARTY

As of September 30, 2023, the Company owes the CEO $17,500 for advances made to cover Company expenses.

NOTE 9 – COMMON STOCK TRANSACTIONS

During the year ended September 30, 2022, EROP converted $35,051 into 35,440,000 shares of common stock.

During the year ended September 30, 2022, a third party converted $5,000 of principal and $2,000 for interest expense into 7,000,000 shares of common stock.

During the year ended September 30, 2022, the Company sold 580,000 shares of common stock for $580.

During the year ended September 30, 2022, the Company issued 10,000,000 shares of common stock for services.

During the year ended September 30, 2023, the Company issued 136,687,073 shares of common stock for investments valued at $147,285.

During the year ended September 30, 2023, the Company issued 10,000,000 shares of common stock for services.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it has the following material subsequent events to disclose in these financial statements.

In December 2023, the Agreement with KLL and Lawrence Stephenson was restructured and the Company has no further cash payment obligations for 100% ownership of the Titan 1 and Titan 2 Prospecting Licenses and all claims to Net Smelter Return (“NSR”) holdings have been relinquished. The restructuring will result in a $6,275,000 reduction in payments and potential ownership of NSRs for the Company on the projects. The Company was able to secure the two PLs directly from Abdul Stanislaw, the original owner of the PLs.

F-20

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On November 20, 2021, we appointed Olayinka Oyebola & Co as our new independent auditors.

There has never been any disagreement with any independent registered public accounting firm that has worked for the Company regarding accounting and financial disclosure.

Item 15.	Financial Statements and Exhibits.

(a) Financial Statements appearing in Item 13 above:

•	Audited financial statements for the years ended September 30, 2023, and 2022

(b) Exhibits

Incorporated by Reference
Exhibit No.	Description	Filed Herewith (*)	Filing Type	Date Filed
3.1	Articles of Incorporation		10-12G	August 4, 2023
3.2	Amended Articles of Incorporation (December 18, 2021)	*
3.3	Bylaws		10-12G	August 4, 2023
4	Series A Certificate of Designation		10-12G	August 4, 2023
10.1	Asset Acquisition Agreement with Kilimanjaro Lithium Ltd. dated February 24, 2023		10-12G	August 4, 2023
10.2	Amended Asset Acquisition Agreement with Kilimanjaro Lithium Ltd. (December 2023)	*
21	Subsidiaries of Registrant		10-12G	August 4, 2023
96	Technical Report Summary		10-12G	August 4, 2023

43

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

China Dongsheng International, Inc. By: /s/ Craig S. Alford Name: Craig S. Alford Title: Chief Executive Officer Date:April 3, 2024

Signature	Title	Date

/s/ Craig Alford	Chief Executive Officer	April 3, 2024
Craig Alford	(Principal Executive Officer

/s/ Caren D. Currier	Chief Financial Officer	April 3, 2024
Caren D. Currier	(Principal Financial Officer)

/s/ Harpreet Sangha	Chairman of the Board	April 3, 2024
Harpreet Sangha

44